Exhibit 99.2

Portions of this Exhibit have been omitted and separately filed with the Securities and Exchange Commission with a request for confidential treatment. Such portions have been marked as follows: [REDACTED].

LIMITED LIABILITY PARTNERSHIP

EXECUTION VERSION

DATED    17 January 2006

(1)	Landlord:

BROADGATE WEST T5 LIMITED AND BROADGATE WEST T6 LIMITED as trustees of land for and on behalf of Appold Street L.P.

(2)	Tenant:

FACTSET EUROPE LIMITED

(3)	Guarantor:

FACTSET RESEARCH SYSTEMS INC.

OCCUPATIONAL LEASE

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FIFTH AND SIXTH FLOORS, PHASE II BROADGATE WEST,

1 SNOWDEN STREET, LONDON EC2

LIST OF LEASE PLANS

Plan 1	Atrium (shaded blue)

Plan 2	Building (edged red)
Phase I (edged green)
Park (shaded blue)

Plan 3	Fifth Floor Premises (edged red)

Fifth Floor Terrace (shaded blue)

Plan 4	Sixth Floor A Premises (edged red)

Plan 5	Sixth Floor B Premises (edged red)

Plan 6	Seventh Floor Premises (edged red)

Plan 7	Car Parking Space (edged red)

THIS LEASE is made on 17 January 2006

BETWEEN:-

(1)	BROADGATE WEST T5 LIMITED and BROADGATE WEST T6 LIMITED incorporated in Jersey respectively under company registration numbers 80225 and 80226 each of whose address is 47 Esplanade, St. Helier, Jersey JE1 0BD as trustees of land for and on behalf of Appold Street L.P. and whose address for service in England is care of Gemini Commercial Investments Limited, 9 Appold Street, London EC2A 2AP (the “Landlord”);

(2)	FACTSET EUROPE LIMITED (company registration number 03758696) whose registered office is at One Angel Court, London EC2R 7HJ (the “Tenant”); and

(3)	FACTSET RESEARCH SYSTEMS INC. of 601 Merritt 7, Norwalk, CT 06851 USA and whose address for service of process in England is care of Factset Europe Limited, One Angel Court, London EC2 7HJ (for the attention of Francois-Xavier Bery) (the “Guarantor”).

NOW THIS DEED WITNESSES as follows:-

SECTION 1

DEFINITIONS AND INTERPRETATION

1.	DEFINITIONS

In this Lease, unless the context requires otherwise, the following expressions shall have the following meanings:-

“1927 Act” means the Landlord and Tenant Act 1927;

“1954 Act” means the Landlord and Tenant Act 1954;

“1995 Act” means the Landlord and Tenant (Covenants) Act 1995;

“Additional Rent” means all sums referred to in clause 6, and all sums which are recoverable as rent in arrear;

“Adjoining Property” means any land and/or buildings adjoining or neighbouring the Premises, including Phase I;

“Agreement for Lease” means the agreement dated the date of this Lease between Broadgate West T1 Limited and Broadgate West T2 Limited (1) the Landlord (2) the Tenant (3) and the Guarantor (4);

“Application to Assign” means an application made by the Tenant to assign this Lease pursuant to clause 20;

“Associated Entity” means any firm or company which is controlled by a party (for the purposes of this paragraph “controlled” shall mean the power to direct management and policies directly or indirectly whether through the ownership of voting rights securities or equity interests by contract or otherwise);

“Atrium” means the atrium constructed as part of the Building and shown for identification only shaded blue on Plan 1;

“Base Rate” means the base rate for the time being of Barclays Bank PLC or some other London clearing bank nominated from time to time by the Landlord or, in the event of base rate being abolished, such other comparable rate of interest as the Landlord shall reasonably specify;

“Building” means the building known as Phase II Broadgate West, 1 Snowden Street, London EC2A 2HJ erected on part of the land situated at 66/90 (even numbers) Worship Street, 11 to 16 Snowden Street and 9 to 12 Vandy Street London EC2 as the same is registered at H.M. Land Registry under title number EGL430478 and for the purpose of identification only the location of the building is shown edged red on Plan 2 and each and every part of the land and building, including:-

(a)	any Conduits in, on, under or over and exclusively serving them, except those of any utility company;

(b)	all landlord’s fixtures, fittings, plant, machinery, apparatus and equipment now or after the date of this Lease in or upon the same including (without limitation) any lifts, lift shafts and lift machinery, any boilers and central heating and air conditioning plant, any sprinklers and the water and sanitary apparatus; and

(c)	any additions, alterations and improvements;

“Business Hours” means the usual business or working hours of the Building which shall be 7.00 a.m. to 8.00 p.m. on Mondays to Fridays (inclusive) (excluding all usual bank or public holidays) and 8.00 a.m. to 2.00 p.m. on Saturdays and such additional hours as the Landlord may, from time to time, reasonably determine having regard to the interests of the tenants and occupiers of the Building it being acknowledged that this definition is relevant in relation to the Landlord’s obligation to provide services under clause 31 but does not limit the times during which the Tenant and others authorised by it may have access to the Building, the Premises and car parking spaces over which rights have been granted by this Lease which shall be 24 hours a day 7 days a week;

“Category A Specification” means the specification entitled “Category A Specification” annexed to this Lease as Annexure 1;

“Common Parts” means any entrance halls, corridors, passages, lobbies, landings, staircases, lavatories, lifts, pedestrian ways, courtyards, forecourts, open areas and service areas and loading bays and amenity areas and any other amenities in, or forming part of, the Building or the Park or of which the Building has the use which are or may from time to time be provided or designated by the Landlord for common use by the tenants and occupiers of the Building and any Adjoining Property and all persons expressly or by implication authorised by them but excluding the Lettable Areas;

“Conduits” means all drains, pipes, gullies, gutters, sewers, watercourses, ducts, mains, channels, subways, wires, cables, conduits, trunking, ducting, flues, boilers, pumps and other plant and equipment for the provision of water, gas, electricity, telephone communications, heating, cooling, ventilation, sprinkler systems, fire alarm systems and other services and any other conducting media of whatsoever nature now or during the Term laid or constructed in through over or under the Building;

“Construction Warrantor” means each of the parties named in Schedule 8 and “Construction Warrantors” shall be construed accordingly;

“Current Tenant” means the person or persons in whom this Lease is vested at the date of the relevant Application to Assign;

“Decennial Insurance” means the policy taken out with Royal & Sun Alliance Insurance plc in respect of the structure of the Building and the plant and machinery in the Building, a copy of which is annexed to this Lease as Annexure 2;

“Development” means development as defined in section 55 of the Town and Country Planning Act 1990;

“Defect” means a defect in the Building or any apparatus plant machinery or equipment within the Building which is attributable to faulty design, faulty workmanship or faulty materials (in the context of good standards of design workmanship or materials at the time the relevant work was carried out) and is or will be covered by the Landlord’s policy of Decennial Insurance;

“Expiry Date” has the meaning given to that expression in clause 37.4;

“Fifth Floor Premises” means the premises on the fifth floor of the Building shown edged red on Plan 3;

“Fifth Floor Terrace” means the area on the fifth floor of the Building shown shaded blue on Plan 3;

“First Review Date” means 1 April 2011;

“Fitting Out Works” shall have the meaning given to it in the Agreement for Lease;

“Generator Equipment” has the meaning given to that expression in clause 11.3.1 of Schedule 2;

“Group Company” means any company which is, for the time being (a) a subsidiary of the relevant party or (b) the holding company of that party or (c) another subsidiary of the holding company of that party, in each case within the meaning of section 736 of the Companies Act 1985, as amended by the Companies Act 1989 and “Group Companies” shall be construed accordingly;

“Guarantor” means the party (if any) named as “Guarantor” in this Lease and includes the person from time to time guaranteeing the obligations of the Tenant under this Lease and, in the case of an individual, includes his personal representatives but, for the purposes of this Lease and not any Authorised Guarantee Agreement, shall exclude any company or person who may from time to time have guaranteed the Tenant’s obligations under the terms of an Authorised Guarantee Agreement;

“Index” means the Retail Prices Index (all items) issued by the Office for National Statistics or any official publication substituted for it;

“Initial Fifth Floor Rent” means [Redacted]

“Initial Rent” means [Redacted]

“Initial Sixth Floor A Rent” means [Redacted]

“Initial Sixth Floor B Rent” means [Redacted]

“Initially Demised Premises” means the Fifth Floor Premises and the Sixth Floor A Premises;

“Insurance Rent” means:

(a)	that proportion of the sums which the Landlord pays from time to time for insuring the Building against the Insured Risks pursuant to clause 29.1.1 and the other items referred to in clause 29.1.3, 29.1.4 and 29.1.6 which the Net Internal Area of the Premises bears to the aggregate Net Internal Area of the Lettable Areas; and

(b)	all sums which the Landlord pays from time to time for insuring against loss of the Principal Rent and Service Charge pursuant to clause 29.1.2 and for insuring the Tenant’s Works pursuant to clause 29.1.5;

“Insured Risks” means (to the extent that any of the same are insurable in the London insurance market at reasonable cost and on reasonable terms) fire, storm, tempest, flood, earthquake, lightning, explosion, impact, aircraft (other than hostile aircraft) and other aerial devices and articles dropped from them, riot, civil commotion and malicious damage including damage resulting from terrorism, bursting or overflowing of water tanks, apparatus or pipes, subsidence, landslip, heave and such other risks as the Landlord may from time to time reasonably determine;

“Interim Letting” shall have the meaning given to it in clause 37.4.1;

“Landlord” means the person for the time being entitled to the reversion immediately expectant on the determination of the Term;

“this Lease” means this Lease and any document which is supplemental to it, whether or not it is expressly stated to be so;

“Lettable Areas” means those parts of the Building or (where applicable) of Phase I leased or designed to be leased to occupational tenants for use as offices Provided That there shall be included any areas designated for retail use pursuant to the Planning Permission which are utilised for office purposes;

“Net Internal Area” means the total floor area expressed in square feet measured in accordance with the Code of Measuring Practice published on behalf of the Royal Institution of Chartered Surveyors and the Incorporated Society of Valuers and Auctioneers current at the date upon which reference is made to such Code (ignoring any works carried out by or on behalf of any tenant or occupier prior to or during the subsistence of this Lease in existence at the time of such measurement which would reduce such total floor area) and in respect of:

(a)	the Fifth Floor Premises being the agreed figure of 17,284 square feet; and

(b)	the Sixth Floor A Premises and the Sixth Floor B Premises being the area agreed or determined pursuant to clause 8 of the Agreement for Lease; and

(c)	the Seventh Floor Premises being the area agreed or determined pursuant to clause 8 of the Agreement for Lease.

in each case for all purposes under this Lease save where the Premises are reinstated or rebuilt pursuant to Clause 29;

“Order” means the Town and Country Planning (Use Classes) Order 1987 only and not any amendment or re-enactment of the Order after the date of this Lease;

“Outgoings Commencement Date” means [Redacted]

“Park” means the park constructed on the land formerly known as Snowden Street and shown for identification only shaded blue on Plan 2;

“Parties” means the parties to this Lease and “Party” means any of them;

“Permitted Use” means first class offices within paragraph (a) of Class B1 (Business) of the Order and purposes ancillary to such use with car parking for one (1) car (but excluding offices for a turf accountancy, pools promoter, estate agency, travel agency, staff agency, employment agency, job centre and any government department which are in any case open to the public without appointment;

“Phase I” means the building known as Broadgate West (Phase I) constructed on the land edged green on Plan 1 and comprised in title number EGL275967;

“Phase II Car Park” means the car park constructed in the basement of the Building;

“Plans” means the plans or drawings numbered 1 to 7 attached to this Lease;

“Planning Acts” means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990, the Planning and Compensation Act 1991 and any other town and country planning or related legislation;

“Planning Permission” means the planning permission relating to the Building dated 14 August 2001 granted by the London Borough of Hackney under reference South/770/00/FP;

“Premises” means, subject to clause 3.1, the aggregate of the Fifth Floor Premises, the Sixth Floor A Premises and the Sixth Floor B Premises and shall include in each case:-

(a)	the internal plaster surfaces and finishes of any structural or load bearing walls and columns in or which enclose them, but not any other part of such walls and columns;

(b)	the entirety of any non-structural or non-load bearing walls and columns in them;

(c)	the inner half (severed medially) of any internal non-load bearing walls which divide them from any other part of the Building;

(d)	the floor finishes of them and all carpets but the lower limit of the Premises shall not extend to anything below the floor finishes other than raised floors and the cavity below them which shall be included;

(e)	the ceiling finishes of them, including suspended ceilings (if any) and light fittings but the upper limit of the Premises shall not extend to anything above the ceiling finishes other than the cavity above any suspended ceilings which shall be included;

(f)	all internal window frames and window furniture and all glass in the windows and all doors, door furniture and door frames;

(g)	all sanitary and hot and cold water apparatus and equipment and any radiators in them and all fire fighting equipment and hoses in them;

(h)	all Conduits in them and exclusively serving the same, except those of any statutory undertaker or utility company;

(i)	all landlord’s fixtures, fittings, plant, machinery, apparatus, fan coil units, ducting and equipment at any time in or on them and exclusively serving the same (but not any other air conditioning units, sprinklers and ducting and ancillary plant, machinery, apparatus or equipment); and

(j)	any additions, alterations and improvements;

“Prescribed Rate” means three per cent (3%) per annum above the Base Rate;

“President” means the President for the time being of the Royal Institution of Chartered Surveyors (or in the event that such Institution ceases to exist such other independent body as the Landlord may reasonably nominate) and includes the duly appointed deputy of the President or any person authorised by the President or by the Institution or nominated body to make appointments on his behalf;

“Principal Rent” means the rent payable under clause 4.1.1;

“Proposed Assignee” means the person stated in the Application to Assign as being the person to whom the Tenant wishes to assign this Lease under clause 20;

“Proposed Assignment” means the proposed assignment of this Lease by the Current Tenant to the Proposed Assignee described in the Application to Assign;

“Quarter Day” means each of 1 April 1 July 1 October and 1 January in every year;

“Regulations” means such reasonable regulations as the Landlord may from time to time notify in writing to the Tenant for the general management oversight and security of the Premises, the Building, the Common Parts and other areas used or to be used in common with others (but subject as stated in clause 17.2);

“Rent Commencement Date” has the meaning given to that term in clause 4.1.1;

“Rents” means the sums payable by the Tenant under clause 4;

“Retained Parts” means all parts of the Building which do not comprise Lettable Areas, including:-

(a)	the Common Parts and the Atrium;

(b)	office and residential or other accommodation which may, from time to time, be reserved in the Building for staff;

(c)	any parts of the Building reserved by the Landlord for the housing of plant, machinery or equipment, or otherwise in connection with, or required for, the provision of services;

(d)	all Conduits in, on, over or under, or exclusively serving the Building, except any that form part of the Lettable Areas;

(e)	the Structure, any party structures, boundary walls, railings and fences and car parking areas (if any) which form part of the Building; and

(f)	the Phase II Car Park;

“Review Date” means the First Review Date and every fifth anniversary of that date during the Term and “Relevant Review Date” shall be construed accordingly;

“Roof Works” means the equipment that may be installed by the Tenant on the roof of the Building and all ancillary and associated cables and equipment in each case pursuant to the right granted in paragraph 11 of Schedule 2;

“Section 106 Agreement” means the Deed of Planning Obligation relating to 9 Appold Street, 62-90 Worship Street, 11-16 Snowden Street, 9-12 and 14 Vandy Street and 7 Finsbury Market and Part of 8 Finsbury Market and Alabaster Buildings Appold Street EC2 dated 14 August 2001 and made between (1) The Mayor and Burgesses of the London Borough of Hackney (2) Broadgate West T3 Limited and Broadgate West T4 Limited and (3) Bayerische Hypo-und Vereinsbank Aktiengesellschaft, London Branch;

“Service Charge” has the meaning given to that expression in clause 32;

“Seventh Floor Lease” means the lease of the Seventh Floor Premises to be granted by the Landlord to the Tenant in accordance with clause 37 if the Tenant exercises its option in clause 37.1;

“Seventh Floor Premises” means the premises on the seventh floor of the Building shown edged red on Plan 6;

“Sixth Floor A Premises” means the premises on part of the sixth floor of the Building shown edged red on Plan 4;

“Sixth Floor B Premises” means the premises on part of the sixth floor of the Building shown edged red on Plan 5;

“Sixth Floor B Term Commencement Date” shall have the meaning given to this expression in clause 3.1.1(b);

“Sixth Floor Separation Works” shall have the meaning given to such expression in the Agreement for Lease;

“Structure” means all structural or load bearing parts of the Building and includes:-

(a)	the foundations including any piles, pile caps and retaining or membrane walls;

(b)	all structural columns, supports and walls;

(c)	all parts of the roof (including any roof shared with Phase I) and exterior of the Building;

(d)	the structure of all floors and ceilings within the Building;

(e)	any pavements, pavement lights, pathways, roads or similar areas within the curtilage of the Building but excludes:-

(f)	the plaster, suspended ceilings or other internal decorative finishes to such structural parts of the Building;

(g)	all doors, window frames and glass (including any patent or double glazing) in the external walls of the Building;

“Staircase Works” shall have the meaning given to such expression in the Agreement for Lease;

“Surveyor” means any appropriately qualified person appointed by the Landlord to perform the function of a surveyor or an accountant for any purpose of this Lease and includes any employee of the Landlord or of a Group Company of the Landlord appointed for that purpose and any person appointed by the Landlord to manage the Building but does not include the Review Surveyor as defined in clause 5;

“Tenant” means the party named as the original tenant in this Lease and includes the Tenant’s successors in title and assigns and, in the case of an individual, his personal representatives;

“Tenant’s Works” means the Fitting Out Works as described in the Agreement for Lease and any other works undertaken by the Tenant during the Term pursuant to clause 14;

“Term” means, in respect of the relevant part of the Premises, the term of years specified in clause 3.1 and includes the period of any holding over or any extension or continuation, whether by statute or common law;

“Term Commencement Date” shall have the meanings given to this expression in clause 3.1;

“Terrace Works” shall have the meaning given to such expression in the Agreement for Lease;

“Terrorist Damage” means [Redacted]

“Utilities” means water, soil, steam, air, electricity, radio, television, telegraphic, telephone, telecommunications and other services and supplies of whatsoever nature;

“VAT” and “Value Added Tax” means value added tax as provided for in the VAT Act or any similar tax levied in substitution for value added tax;

“VAT Act” means the Value Added Tax Act 1994; and

“Working Day” means any day, other than a Saturday or Sunday, on which clearing banks in the United Kingdom are open to the public for the transaction of business.

2.	INTERPRETATION

Unless there is something in the subject or context inconsistent with the same:-

2.1	every covenant by a party comprising more than one person shall be deemed to be made by such party jointly and severally;

2.2	words importing persons shall include firms, companies and corporations and vice versa;

2.3	any covenant by the Tenant not to do any act or thing shall include an obligation not to permit or suffer such act or thing to be done;

2.4	any reference to the right of the Landlord to have access to or to enter the Premises shall be construed as extending to any mortgagee of the Landlord and to all persons authorised by them, including servants, agents, professional advisers, contractors, workmen and others;

2.5	any requirement that the Tenant must obtain the approval or consent of the Landlord in respect of any matter mentioned in this Lease shall be deemed to include a requirement that, where necessary, the approval or consent of any mortgagee of the Landlord must also be obtained and in each case such approval or consent shall not be unreasonably withheld or delayed where the Landlord is not itself entitled to unreasonably withhold or delay such consent;

2.6	any reference to a statute (whether specifically named or not) shall include any amendment or re-enactment of it for the time being in force, and all instruments, orders, notices, regulations, directions, bye-laws, permissions and plans for the time being made, issued or given under it, or deriving validity from it;

2.7	all agreements and obligations by any party contained in this Lease (whether or not expressed to be covenants) shall be deemed to be, and shall be construed as, covenants by such party;

2.8	the word “assignment” includes equitable assignment and the words “assign” and “assignee” shall be construed accordingly;

2.9	the words “including” and “include” shall be deemed to be followed by the words “without limitation”;

2.10	the titles or headings appearing in this Lease are for reference only and shall not affect its construction; and

2.11	any reference to a clause or Schedule shall mean a clause or Schedule of this Lease.

SECTION 2

GRANT OF LEASE

3.	GRANT, RIGHTS AND OTHER MATTERS

3.1	Demise and Term

3.1.1	In consideration of the Rents, covenants and agreements reserved by and contained in this Lease to be paid and performed by the Tenant, the Landlord leases:

(a)	the Initially Demised Premises for a term commencing on and including 1 January 2006 (the “Initial Term Commencement Date”) and expiring on 31 March 2031; and

(b)	the Sixth Floor B Premises for a term commencing on and including 1 April 2009 or such later date as is determined pursuant to clause 3.1.2(c) (the “Sixth Floor B Term Commencement Date”) and expiring on 31 March 2031 and subject to clause 3.1.2 the expressions the “Premises” and the “Term Commencement Date” shall be construed accordingly (such that from and including the Initial Term Commencement Date until and including the day before the Sixth Floor B Term Commencement Date, the Premises shall be the Initially Demised Premises and from and including the Sixth Floor B Term Commencement Date for the remainder of the Term, the Premises shall be the aggregate of the Initially Demised Premises and the Sixth Floor B Premises), subject in each case to earlier determination in accordance with clauses 29.7, 29.8 or 36.

3.1.2	In relation to the Sixth Floor B Premises, the Landlord covenants with the Tenant as follows:

(a)	the Landlord will deliver to the Tenant vacant possession of the Sixth Floor B Premises no later than 1 April 2009 (the “Contractual Handover Date”);

(b)	the Landlord will procure that on the Contractual Handover Date:

(i)	the Sixth Floor B Premises shall be completed and fitted out to no lesser standard than that described in the Category A Specification (as amended from time to time in accordance with the Agreement for Lease) with newly painted walls and otherwise in a condition which would be reasonably acceptable for an incoming tenant and in accordance with clause 6.1 of the Agreement for Lease;

(ii)	any demountable partitioning, furniture and tenant’s fixtures (but not, to avoid doubt, any tenant’s plant in the Sixth Floor B Premises or any cabling or equipment installed by any tenant above the suspended ceilings or below the raised floors) installed in the Sixth Floor B Premises shall be removed and any physical damage caused by such removal to the Sixth Floor B Premises made good to the reasonable satisfaction of the Tenant; and

(iii)	the carpets in the Sixth Floor B Premises (which shall conform to the specification attached at Annexure 3) shall be in nearly new condition free from stains, areas of intensive wear and obvious evidence of previous partitioning or, if the Tenant reasonably determines they are not, the Landlord shall provide new carpets (to the standard described in the Category A Specification) or shall pay at the Tenant’s request to the Tenant an appropriate contribution towards new carpets;

(c)	if vacant possession of the Sixth Floor B Premises is not delivered to the Tenant on the Contractual Handover Date or, if such premises are not in the Appropriate Condition, then:

(i)	the term commencement date in relation to the Sixth Floor B Premises; and

(ii)	the date for commencement of payment of all Rents, rates and outgoings in relation to the Sixth Floor B Premises shall, in each case, be postponed and shall be the date on which vacant possession of the Sixth Floor B Premises in the Appropriate Condition is delivered to the Tenant and this shall be in addition to all other statutory and common law rights damages and remedies which the Tenant may have against the Landlord.

3.2	Disputes

Any dispute arising out of the provisions of clause 3.1.2 may be referred by any of the parties to the Independent Expert in accordance with clause 53.

3.3	Exceptions and reservations

There are excepted and reserved out of this Lease the rights and easements set out in Schedule 1.

3.4	Rights

This Lease is granted together with the rights and easements set out in Schedule 2.

3.5	Third party rights

This Lease is granted subject to any rights, easements, reservations, privileges, covenants, restrictions, stipulations and other matters of whatever nature affecting the Premises including any matters contained or referred to in the deeds and documents listed in Schedule 6 so far as any of them relate to the Premises and are still subsisting and capable of taking effect.

3.6	No implied easements

Nothing contained in this Lease shall confer on, or grant to, the Tenant any easement, right or privilege, other than any expressly granted by this Lease.

3.7	Covenants affecting reversion

The Tenant shall perform and observe the agreements, covenants, restrictions and stipulations contained or referred to in the deeds and documents listed in Schedule 6 so far as any of them relate to the Premises and are still subsisting and capable of taking effect save that the Tenant shall not be liable for any payments of money required by clause 9 of the Section 106 Agreement.

3.8	Encroachments and easements

The Tenant shall not:-

3.8.1	stop up or obstruct any of the windows or lights belonging to the Premises and shall not knowingly permit any new window, light, opening, doorway, passage, Conduit or other encroachment or easement to be made or acquired into, on or over the Premises or any part of them. If any person shall attempt to make or acquire any encroachment or easement whatsoever, the Tenant shall give written notice of that fact to the Landlord as soon as reasonably practicable after it shall come to the notice of the Tenant and, at the request and cost of the Landlord, adopt such means as may be reasonably required by the Landlord for preventing any encroachment or the acquisition of any easement;

3.8.2	give to any person any acknowledgement that the Tenant enjoys the access of light to any of the windows or openings of the Premises by the consent of such person;

3.8.3	pay any sum of money or enter into any agreement with any person for the purpose of inducing or binding such person to abstain from obstructing the access of light to any of the windows or openings of the Premises and in the event of any person doing or threatening to do anything which obstructs the access of light to any of the windows or openings of the Premises the Tenant shall as soon as reasonably practicable notify the Landlord of the same.

3.9	Covenants relating to other property

Nothing contained in, or implied by, this Lease shall give the Tenant the benefit of, or the right to enforce or prevent the release or modification of, any covenant or agreement entered into by any tenant of the Landlord in respect of any property not comprised in this Lease.

3.10	Landlord’s Covenants

The Tenant covenants not unreasonably to withhold or delay its consent to any release requested by the Landlord under section 6 or section 7 of the 1995 Act.

3.11	Rights of entry by Landlord

The Tenant shall permit the Landlord with all necessary materials and appliances to enter and where appropriate remain on the Premises:-

3.11.1	to examine the state of repair and condition of the Premises and to take details of the landlord’s fixtures and fittings in them;

3.11.2	to exercise any of the rights excepted and reserved by this Lease; and

3.11.3	for any other reasonable purpose connected with the interest of the Landlord in the Premises or the Building, including valuing or disposing of the Landlord’s interest in them.

3.12	Terms of entry by Landlord

In exercising any of the rights mentioned in paragraphs 1.2, 1.3, 1.4 and 2 of Schedule 1 and clause 3.11, the Landlord shall or shall procure the person exercising the right shall:-

3.12.1	give to the Tenant reasonable prior notice that the right is to be exercised and shall only exercise it at reasonable times (except in an emergency, when no notice need be given and when it can be exercised at any time);

3.12.2	cause as little inconvenience as reasonably practicable to the Tenant or any other permitted occupier of any part of the Premises or any business being conducted therefrom;

3.12.3	make good as soon as reasonably practicable and to the reasonable satisfaction of the Tenant any physical damage caused to the Premises and of the Tenant’s property within the Premises and any building or operating systems within the Premises (irrespective of whether such systems are landlord’s or tenant’s fixtures or property); and

3.12.4	observe any security requirements which the Tenant may reasonably impose including that the right is exercised during Business Hours and, subject to the Tenant making a representative available during Business Hours, that the persons so entering are accompanied by a representative of the Tenant (in each case save in case of emergency).

SECTION 3

FINANCIAL PROVISIONS

4.	RENTS

4.1	Tenant’s obligation to pay

The	Tenant covenants to pay to the Landlord at all times during the Term:-

4.1.1	yearly, and proportionately for any fraction of a year:-

(a)	in respect of the Initially Demised Premises, the Initial Rent [Redacted]

(b)	in respect of the Sixth Floor B Premises, the Initial Sixth Floor B Rent which subject to clause 3.1.2 shall commence to be paid on 1 April 2009 and from and including each Review Date, such yearly rent in respect of the Premises as shall become payable under clause 5;

4.1.2	the Insurance Rent;

4.1.3	the Service Charge;

4.1.4	the Additional Rent; and

4.1.5	subject to the prior receipt of a valid invoice therefor, any Value Added Tax which may be chargeable in respect of the Principal Rent, the Insurance Rent, the Service Charge and the Additional Rent.

4.2	Dates of payment of Principal Rent

The Principal Rent and any Value Added Tax chargeable on it shall be paid in four (4) equal instalments in advance on each of the Quarter Days in every year, the first payment, being a proportionate sum in respect of the period from and including the First Rent Commencement Date to the day before the Quarter Day following the First Rent Commencement Date, to be made on the First Rent Commencement Date provided that the Tenant’s obligation to pay any Value Added Tax chargeable on the Principal Rent shall be suspended unless and until the Tenant shall be in receipt of a valid Value Added Tax invoice.

4.3	Method of payment of Principal Rent

The Principal Rent and any Value Added Tax chargeable on it shall be paid by Banker’s Standing Order or direct debit if the Landlord reasonably so determines, so that the Landlord shall receive full value in cleared funds on the date when payment is due.

4.4	Dates of payment of Insurance Rent

The Insurance Rent and any Value Added Tax chargeable on it shall be paid within ten (10) Working Days of demand (which in the case of Value Added Tax shall be in the form of a valid Value Added Tax invoice), the first payment of the Insurance Rent to be made on the Outgoings Commencement Date provided that no Insurance Rent shall be demanded more than one month before the relevant premium or cost is payable by the Landlord to the relevant insurer.

4.5	Dates of payment of Service Charge

The Service Charge and any Value Added Tax chargeable on it shall be paid in accordance with clause 32 provided that the Tenant’s obligation to pay any Value Added Tax chargeable on the Service Charge shall be suspended unless and until the Tenant shall be in receipt of a valid Value Added Tax invoice.

4.6	Date of payment of Additional Rent

Any Additional Rent and any Value Added Tax chargeable on such Additional Rent shall be paid within ten (10) Working Days of demand provided that the Tenant’s obligation to pay any Value Added Tax shall be suspended unless and until the Tenant shall be in receipt of a valid Value Added Tax invoice.

4.7	No right of set-off

Subject to any contrary statutory right, the Tenant shall not exercise any legal or equitable rights of deduction, set-off, counterclaim or abatement which it may have to reduce its liability for Rents.

4.8	Confirmation

Following completion of the Sixth Floor Separation Works the parties shall enter into a memorandum recording the Net Internal Area of the Sixth Floor A Premises and Sixth Floor B Premises, the Initial Rent and the First Rent Commencement Date.

5.	RENT REVIEW

5.1	Definitions

In this clause, the following expressions shall have the following meanings:-

5.1.1	“Open Market Rent” means the yearly rent at which the Assumed Premises would reasonably be expected to be let in the open market at the Relevant Review Date:

(a)	after the expiry of any rent free period concessionary rent and/or the giving of any other inducement (whether by means of a capital payment or otherwise) given in each case solely in connection with the fitting out of the Assumed Premises by the incoming tenant of such length or of such amount or nature as would normally be negotiated in the open market between a willing landlord and a willing tenant (to the intent that no discount, reduction or allowance shall be made in ascertaining the Open Market Rent to reflect such rent free period, concessionary rent or other inducement as would be negotiated as aforesaid or to compensate the Tenant for its absence);

(b)	on a letting of the Assumed Premises by a willing landlord to a willing tenant with vacant possession;

(c)	without the landlord receiving any premium or other consideration (other than the rent) for the grant of the lease;

(d)	for a term of years commencing on the Relevant Review Date and equal to ten (10) years with no right of prior determination of the Lease by the Tenant;

(e)	otherwise on the terms and conditions and subject to the covenants and provisions contained in this Lease except the Tenant’s break rights and the amount of the Principal Rent (but including the provisions for the review of rent on every fifth anniversary of the term commencement date of the hypothetical lease referred to in this clause); and

(f)	making the Assumptions but disregarding the Disregarded Matters.

5.1.2	“Assumed Premises” means the Premises together with, if the Seventh Floor Lease has been granted, the Seventh Floor Premises, on the assumptions (if not facts) that:-

(a)	the Assumed Premises have been constructed and completed in accordance with the Category A Specification at the Landlord’s expense;

(b)	the Tenant’s Works have not been carried out (other than any carried out at the Landlord’s expense); and

(c)	all tenant’s fixtures have been removed and any damage caused by such removal has been made good and the Assumed Premises (constructed and fitted out as aforesaid) comprise clear space.

5.1.3	“Assumptions” means the following assumptions (if not facts) at the Relevant Review Date:-

(a)	that no work has been carried out by or on behalf of the Tenant or any undertenant or any other occupier or their respective predecessors in title or any Group Company of any of them prior to or during the Term, which has diminished the rental value of the Assumed Premises or adversely affected the Assumed Premises;

(b)	if the Assumed Premises or the Building or any part of them have been destroyed, damaged or are inaccessible, they or the means of access and the services to the Assumed Premises or the Building have been fully rebuilt, reinstated and restored (as applicable);

(c)	that all the covenants on the part of the Tenant and, save in the case of persistent breach (other than to an immaterial extent), the Landlord contained in this Lease have been fully performed and observed.

5.1.4	“Disregarded Matters” means:-

(a)	any effect on rent of the fact that the Tenant or any permitted undertenant or their respective predecessors in title or any Group Company or Associated Entity of any of them may have been in occupation of the Assumed Premises or any part of them;

(b)	any goodwill attached to the Assumed Premises by reason of the business then carried on at the Assumed Premises by the Tenant or any permitted undertenant or other permitted occupier;

(c)	without prejudice to clause 5.1.3(c), any effect on rent attributable to the existence, at the Relevant Review Date, of any improvement to the Assumed Premises or any part of them in excess of the Category A Specification carried out by the Tenant or any permitted undertenant otherwise than in pursuance of an obligation (except an obligation contained in clauses 24 or 26) to the Landlord or its predecessors in title or at the Landlord’s expense and without any liability on the Landlord’s part to pay any compensation in respect thereof; and

(d)	any effect on rent of the fact that the Tenant or any permitted undertenant or their respective predecessors in title or any Group Company or Associated Entity is or are in occupation of any other part of the Building or Phase I including, without limitation, any special bids which may be made by any of them.

5.1.5	“Review Surveyor” means an independent chartered surveyor of not less than ten (10) years’ experience of valuing and leasing property similar in nature to the Assumed Premises in the City of London appointed from time to time under this clause 5 to determine the Open Market Rent.

5.2	Rent reviews

The Principal Rent shall be reviewed at each Review Date in accordance with the provisions of this clause and [Redacted], from and including each Review Date the Principal Rent per square foot of Net Internal Area of the Premises (for the avoidance of doubt being just the Initial Premises and the Sixth Floor B Premises) shall equal the higher of:-

5.2.1	the Principal Rent per square foot of Net Internal Area of the Premises contractually payable immediately before the Relevant Review Date (or which would be payable but for any suspension of rent (in whole or in part) under this Lease) (and which for the avoidance of doubt, at the First Review Date shall be the Initial Rent); and

5.2.2	the Open Market Rent per square foot of Net Internal Area for the Assumed Premises on the Relevant Review Date as agreed or determined pursuant to this clause.

5.3	[Redacted]

5.4	Agreement or determination of the reviewed rent

The Open Market Rent for the Assumed Premises at any Review Date may be agreed in writing at any time between the Landlord and the Tenant but if they have not so agreed three (3) months before the Relevant Review Date, either party may (whether before or after the Relevant Review Date) by notice in writing to the other require the Open Market Rent to be determined by the Review Surveyor.

5.5	Appointment of Review Surveyor

In default of agreement between the Landlord and the Tenant on the appointment of the Review Surveyor, the Review Surveyor shall be appointed by the President on the written application of either party, such application to be made not earlier than three (3) months before the Relevant Review Date and not later than the next succeeding Review Date.

5.6	Functions of Review Surveyor

The Review Surveyor shall act as an arbitrator in accordance with Arbitration Act 1996 but excluding the power given under Section 48(5) of that Act. The following provisions apply to the operation of the Arbitration Act 1996:-

5.6.1	either party may insist upon an oral hearing;

5.6.2	the place of any arbitration pursuant to the Arbitration Act 1996 will be in London and the arbitration shall be conducted in the English language; and

5.6.3	it is agreed that the twenty eight (28) day period allowed for appeal under section 69 of the Arbitration Act 1996 does not commence until the Award is taken up.

5.7	Fees of Review Surveyor

5.7.1	The fees and expenses of the Review Surveyor shall be in the award of the Review Surveyor but, failing such award, the same shall be payable by the Landlord and the Tenant in equal shares who shall each bear their own costs, fees and expenses.

5.7.2	If either party fails to pay that party’s share of the fees and expenses of the Review Surveyor, including the fee payable for his nomination, within five (5) Working Days after being required in writing to do so, the other party may pay such fees and expenses, and the share of the defaulting party shall become a debt payable to the other party on written demand with interest on such share at the Prescribed Rate from and including the date of payment by the other party to the date of reimbursement by the defaulting party.

5.8	Appointment of new Review Surveyor

If the Review Surveyor dies, is unwilling to act, or becomes incapable of acting, or if, for any other reason, he is unable to act, the Landlord or the Tenant may request the President to discharge the Review Surveyor and appoint another surveyor in his place to act in the same capacity, which procedure may be repeated as many times as necessary.

5.9	Interim payments pending determination

If the amount of the reviewed rent has not been agreed or determined by the Relevant Review Date (the date of agreement or determination being called the “Determination Date”), then:-

5.9.1	in respect of the period (the “Interim Period”) beginning with the Relevant Review Date and ending on the day before the Quarter Day following the Determination Date, the Tenant shall pay to the Landlord the Principal Rent at the yearly rate payable immediately before the Relevant Review Date; and

5.9.2	within ten (10) Working Days after the Determination Date, the Tenant shall pay to the Landlord, as arrears of rent, the amount by which the reviewed rent exceeds the rent actually paid during the Interim Period (apportioned on a daily basis) together with interest on such amount at the Base Rate, such interest to be calculated on the amount of each quarterly shortfall on a day-to-day basis from the date on which it would have been payable if the revised rent had then been agreed or determined to the date of actual payment.

5.10	Rent Restrictions

If, at any time during the Term, restrictions are imposed by any statute for the control of rent which prevent or prohibit wholly or partly the operation of the rent review provisions contained in this clause or which operate to impose any limitation, whether in time or amount, on the collection and retention of any increase in the Principal Rent or any part then and in each case respectively:-

5.10.1	the operation of the rent review provisions contained in this clause shall be postponed to take effect on the first date on which such operation (whether wholly or partially and with or without limited effect) may occur and in the case of restrictions which partially prevent or prohibit such operation and/or limit its effect on each such date;

5.10.2	the collection of any increase in the rent shall be postponed to take effect on the first date on which such increase may be collected and/or retained in whole or in part and on as many occasions as shall be required to ensure the collection of the whole increase and, until such restrictions shall be relaxed either wholly or partially, the Principal Rent shall be the maximum sum from time to time permitted by such restrictions.

5.11	Memoranda of reviewed rent

Within twenty (20) Working Days after the amount of any reviewed rent has been agreed or determined, memoranda recording that fact shall be prepared by the Landlord or its solicitors and shall be signed under hand by or on behalf of the Landlord and the Tenant and any Guarantor and annexed to this Lease and its counterpart. The parties shall each bear their own costs in relation to the preparation and signing of such memoranda.

5.12	Time not of the essence

For the purpose of this clause, time shall not be of the essence.

6.	INTEREST

6.1	Interest on late payments by the Tenant

Without prejudice to any other right, remedy or power contained in this Lease or otherwise available to the Landlord, if any of the Rents (excluding interest payable under this clause 6) whether formally demanded or not or any other sum of money payable to the Landlord by the Tenant under this Lease shall not be paid:-

6.1.1	so that the Landlord receives full value in cleared funds, in the case of the Principal Rent within one (1) Working Day after the date when payment is due (or, if the due date is not a Working Day, the next Working Day after the due date) and, in the case of any Value Added Tax chargeable on the Principal Rent, the date when the Principal Rent is due (as aforesaid) or, if later, within ten (10) Working Days of receipt of a valid properly addressed Value Added Tax invoice; or

6.1.2	in the case of any other Rents or sums, within ten (10) Working Days of the date when payment is due the Tenant shall pay interest on such Rents and/or sums at the Prescribed Rate from and including the date when payment was due to the date of payment to the Landlord (both before and after any judgment).

6.2	Interest on late payments by the Landlord

Without prejudice to any other right remedy or power available to the Tenant, if any sums payable by the Landlord to the Tenant under this Lease shall not be paid within ten (10) Working Days after the due date, the Landlord shall pay interest on such sum at the Prescribed Rate from and including the date when payment was due to the date of payment to the Tenant (both before and after any judgement).

6.3	Refused payments

Without prejudice to any other right, remedy or power contained in this Lease or otherwise available to the Landlord, if the Landlord shall reasonably decline to accept any of the Rents so as not to waive any existing breach or alleged breach of covenant, the Tenant shall pay interest on such Rent at the Base Rate from and including the date when payment was due (or, where applicable, would have been due if demanded on the earliest date on which it could have been demanded) to the date when payment is accepted by the Landlord.

7.	OUTGOINGS

7.1	Tenant’s obligation to pay

7.1.1	Subject to clause 7.1.2, the Tenant shall pay, or indemnify the Landlord against, all existing and future rates, taxes, duties, charges, assessments, impositions and other outgoings whatsoever (whether parliamentary, parochial, local or of any other description and whether or not of a capital or non-recurring nature or of a wholly novel character) which may at any time during the Term be charged, levied, assessed or imposed upon, or payable in respect of, the Premises or upon the owner or occupier of them (excluding any tax payable by the Landlord on the Principal Rent or occasioned by the grant of this Lease or any disposition of, or dealing with, the reversion of this Lease) and, in the absence of a direct assessment on the Premises, shall pay to the Landlord a fair proportion (to be reasonably determined by the Surveyor acting reasonably) of any such outgoings.

7.1.2	The Tenant’s liability to pay business rates in respect of the Premises shall commence on the Outgoings Commencement Date and up to the Outgoings Commencement Date the Landlord will be liable to pay all business rates in respect of the Premises.

7.2	Contests and appeals

It is agreed that:-

7.2.1	the Tenant shall have sole responsibility in relation to all matters pertaining to any rates taxes duties charges assessments impositions or other outgoings whatsoever relating solely to the Premises and the Landlord shall not serve any notices, appeal any assessments or take any other action in regard thereto; and

7.2.2	the Landlord shall have sole responsibility in relation to all matters pertaining to any rates taxes duties charges assessments impositions or other outgoings whatsoever relating to the Building (other than the Premises) and/or Phase I and the Tenant shall not serve any notices, appeal any assessments of take any other action in regard thereto, subject, in each case, to the relevant Party giving to the other written notice at least 10 Working Days (where possible within the time limits for responding) prior to lodging any proposal to alter the rating list or any objection or contesting any outgoings or appealing any assessments referred to in clause 7.1 and to the Landlord and the Tenant consulting with each other in regard to all such matters in relation to the Premises, the remainder of the Building or Phase I.

7.3	Costs of utilities, etc.

The Tenant shall:-

7.3.1	pay all charges for electricity, gas (if any) and water and other services and all sewage and environmental charges consumed in the Premises, including any connection and hiring charges and meter rents; and

7.3.2	perform and observe all present and future lawful regulations and requirements of the electricity, gas and water, telecommunications and other service supply companies or boards in respect of the supply and consumption of relevant services on the Premises; and

7.3.3	pay to the Landlord or as it may direct an amount equal to any rebate or rebates which the Tenant or any undertenant may receive from public utilities in respect of the capital costs paid by the Landlord or any Group Company of the Landlord or its predecessors of providing water foul and surface water drainage gas electricity and telecommunications (but only to the extent that such rebates relate to capital costs incurred and paid by the Landlord or any Group Company of the Landlord or its predecessors and net of any contribution by the Tenant or any undertenant).

8.	VALUE ADDED TAX

8.1	Sums exclusive of VAT

All sums payable under this Lease by the Tenant to the Landlord (with the exception of the rent reserved in clause 4.1.5) shall be deemed to be exclusive of Value Added Tax.

8.2	Tenant to pay VAT

Where pursuant to the terms of this Lease the Landlord makes a supply to the Tenant (other than a supply made in consideration for the payment of the Rents) and Value Added Tax is chargeable in respect of such supply, the Tenant shall pay to the Landlord on the date of such supply or, if later, on receipt of a valid properly addressed VAT invoice, a sum equal to the amount of such Value Added Tax payable and any penalty or interest incurred by the Landlord for any late payment by the Tenant of such Value Added Tax.

8.3	VAT incurred by Landlord

Where the Tenant is required by the terms of this Lease to reimburse the Landlord for the costs or expenses of any supplies made to the Landlord, the Tenant shall also at the same time pay or, as the case may be, indemnify the Landlord against all Value Added Tax input tax incurred by the Landlord in respect of those supplies save to the extent that the Landlord is entitled to repayment or credit from HM Revenue & Customs in respect of such Value Added Tax input tax.

8.4	Landlord within a VAT Group

References in this clause 8 to the “Landlord” shall be deemed where appropriate, at any time when the Landlord is treated as a member of a group for the purposes of section 43 of the VAT Act, to include a reference to the representative member of such group.

9.	TAXATION

The Tenant shall not do any act or thing on, or in relation to, the Premises or any part of them or any part of the Building or the Common Parts in respect of which the Tenant has been granted rights, or in relation to any interest of the Tenant in the Premises (other than the payment of the Rents or any thing which the Tenant is entitled to do or which is expressly permitted under the terms of this Lease) which shall render the Landlord liable for any tax, levy, charge or fiscal imposition unless the Tenant shall pay such tax, levy, charge or fiscal imposition or (if applicable) the part of such charge which is referable to the relevant act or thing.

10.	LANDLORD’S COSTS

Within fifteen (15) Working Days of written demand, the Tenant shall pay, or indemnify the Landlord against, all costs, fees, charges, disbursements and expenses incurred by it (which shall be reasonable and properly incurred), including those payable to solicitors, counsel, surveyors, architects and bailiffs:-

10.1	in relation to, or in the reasonable contemplation of, the preparation and service of a notice under section 146 of the Law of Property Act 1925 or any proceedings under section 146 or section 147 of that Act (whether or not any right of re-entry or forfeiture has been waived by the Landlord or a notice served under section 146 is complied with by the Tenant or the Tenant has been relieved under the provisions of that Act and even though forfeiture may be avoided otherwise than by relief granted by the court);

10.2	in relation to, or in the reasonable contemplation of, the preparation and service of all notices and schedules relating to any wants of repair, whether served during or within three months after the expiration of the Term (but relating in all cases only to such wants of repair which accrued not later than the expiration or earlier determination of the Term);

10.3	in connection with the recovery or attempted recovery of arrears of rent or other sums due from the Tenant, or in procuring the remedying of the breach of any covenant by the Tenant; or

10.4	in relation to any application for consent required or made necessary by this Lease (such costs to include reasonable management fees and expenses of the Landlord’s external managing agents or, if none are appointed, of the Landlord) whether or not it is granted (except in cases where the Landlord is obliged not to withhold its consent unreasonably and the withholding of its consent is held to be unreasonable or the consent is granted subject to conditions which are held to be unreasonable or unlawful), or the application is withdrawn.

SECTION 4

REPAIRS, ALTERATIONS AND SIGNS

11.	REPAIRS, DECORATION ETC.

11.1	Repairs

Subject to clause 11.2, the Tenant shall:-

11.1.1	repair and keep in good and substantial repair and condition the Premises and, as often as may be necessary to comply with the obligation to repair and keep the Premises in good and substantial repair and condition to (i) reinstate any damage or destruction or (ii) renew the whole or any part of them; and

11.1.2	as and when necessary, replace any of the landlord’s fixtures and fittings which may be or become beyond repair with new ones which are similar or better in type and quality.

11.2	Damage by the Insured Risks

There shall be excepted from the obligations contained in clause 11 any damage caused by:

11.2.1	the Insured Risks (to the extent to which the Landlord covenants to insure the same under clause 29.1 (the Landlord’s covenant to insure)) save to the extent that payment of the insurance moneys shall be withheld by reason of any act, neglect or default of the Tenant, any undertenant or occupier or any of their respective servants, agents, licensees, visitors or contractors or any person under the control of any of them and is not paid by the Tenant pursuant to and in accordance with clause 29.10; [Redacted]

11.2.2	[Redacted]

11.3	Decorations

Subject to clause 11.2, the Tenant shall:-

11.3.1

not less than once in every five (5) years of the Term and also in the last three (3) months of the Term (whether determined by passage of time or otherwise) prepare and decorate with at least two coats of good quality paint all previously painted areas and otherwise treat, as appropriate, all parts of the Premises in a good and workmanlike manner in accordance with the instructions of the manufacturers of the products used, such decorations and treatment in the last year of the Term to be executed in colours and materials first approved by the Landlord (such approval not to be unreasonably withheld or delayed); and

11.3.2	as often as may be reasonably necessary, wash down all washable surfaces,

Provided That the Tenant shall not paint or otherwise treat surfaces within the Premises not previously painted or treated without the Landlord’s prior written consent, such consent not to be unreasonably withheld or delayed.

11.4	Plant and Machinery

Subject to clause 11.2, the Tenant shall keep all air conditioning plant and other plant, machinery, apparatus and equipment forming part of the Premises and/or installed by or behalf of the Tenant in or on the Building outside of the Premises properly maintained, in good working order and condition and in accordance with any relevant operating and maintenance manuals and manufacturers’ recommendations and for that purpose shall:-

11.4.1	employ and monitor the performance of reputable contractors regularly to inspect, maintain and service them and supply to the Landlord upon request copies of any contracts entered into by the Tenant in respect thereof and any reports prepared by such contractors following an inspection of the plant and machinery described above;

11.4.2	renew or replace all working and other parts as and when necessary and save to the extent that such plant is to be removed on the expiration or sooner determination of the Term; and

11.4.3	use all reasonable endeavours to ensure, by directions to the Tenant’s staff and otherwise, that such plant and machinery is properly operated.

11.5	Planned Maintenance

The Tenant shall ensure that at all times there are adequate planned maintenance and other contracts in place for repair, maintenance, cleansing and upkeep of the plant and machinery described in clause 11.4 above.

11.6	Cleaning

Subject to clause 11.2, the Tenant shall:-

11.6.1	keep the Premises in a clean and tidy condition;

11.6.2	as often as may be necessary properly clean the insides of the windows or window frames and all other glass within the Premises; and

11.6.3	keep the lavatories in respect of which the Tenant has been given exclusive rights to use in a clean and tidy condition and supplied with all necessary items.

11.7	Carpeting and floor coverings

Subject to clause 11.2, the Tenant shall maintain any carpets and other floor coverings laid in the Premises to a standard equivalent to or better than the quality of carpet and floor coverings described in the Category A Specification and, when necessary, replace them with new carpets or floor coverings of equivalent quality and value.

12.	YIELD UP

12.1	Reinstatement of Premises

Immediately prior to the expiration or earlier determination of the Term (unless the Tenant has entered into a new lease of the Premises in which case the obligation shall be deferred until the expiry or determination of the term of such new lease), the Tenant shall at its cost:-

12.1.1	subject to clause 11.2, replace any of the landlord’s fixtures and fittings which shall be missing, damaged or destroyed, with new ones of similar or better kind and quality;

12.1.2	remove from the Premises any sign, writing or painting of the name or business of the Tenant or any occupier of them and all tenant’s fixtures, fittings, furniture and effects and make good, to the reasonable satisfaction of the Landlord, all physical damage caused (whether to the Premises or other parts of the Building) by such removal;

12.1.3	to the extent that the Landlord requests (such request, where the Tenant has served a Notice pursuant to clause 36.1, to be not less than six (6) months prior to the relevant Break Date), remove such works and parts of the Premises and such fixtures and fittings in the Premises (including any demountable or dry wall partitioning installed by or on behalf of the Tenant) as are necessary to put the Premises in the state and condition described in the Category A Specification and to the Landlord’s reasonable satisfaction;

12.1.4	remove any alterations or additions or installations or equipment made by or on behalf of it or any predecessor in title to any part or parts of the Building outside the Premises and make good, to the reasonable satisfaction of the Landlord, all physical damage caused by such removal.

12.2	Yielding up in good repair

Without prejudice to clause 11.1, at the expiration or earlier determination of the Term, the Tenant shall quietly yield up the Premises to the Landlord in a condition which is consistent with the Tenant having observed and performed the covenants on its part contained in this Lease.

13.	COMPLIANCE WITH NOTICES

13.1	Tenant to remedy breaches of covenant

Whenever the Landlord shall give written notice to the Tenant of any defects and wants of repair for which the Tenant is responsible or breaches of covenant, the Tenant shall as soon as reasonably possible following receipt of such notice, make good such defects or wants of repair and remedy the breach of covenant in accordance with the Tenant’s obligations contained in this Lease.

13.2	Failure of Tenant to repair

If the Tenant shall fail within twenty (20) Working Days of such notice, or as soon as reasonably possible in the case of emergency, to commence and then diligently and expeditiously to continue to comply with such notice, the Landlord may (without prejudice to the right of re-entry contained in this Lease) enter the Premises and carry out, or cause to be carried out, any of the works referred to in such notice and all costs and expenses (including without limitation those of the Landlord’s surveyor) reasonably and properly incurred as a result shall be paid by the Tenant to the Landlord on written demand and, in default of payment, shall be recoverable as rent in arrear.

14.	ALTERATIONS

14.1	No structural alterations

Subject to clause 14.5, the Tenant shall not alter, cut into or remove any of the principal or load bearing walls, floors, beams or columns in or enclosing the Premises or carry out any other structural alterations other than minor structural alterations that do not affect the external appearance of the Building or the efficiency of the mechanical or electrical services which may be carried out subject to the prior written consent of the Landlord (such consent not to be unreasonably withheld or delayed) nor shall it carry out any alterations or additions incapable of being fully reinstated at the expiry or sooner determination of the Term.

14.2	No alterations to landlord’s fixtures or non-exclusive Conduits

The Tenant shall not make any alteration or addition to any of the landlord’s fixtures or to any centrally controlled systems in the Premises or to any of the Conduits which do not exclusively serve the Premises.

14.3	Non-structural alterations and exclusive Conduits

The Tenant shall not make any alteration or addition to any Conduits exclusively serving the Premises or any associated alteration to the mechanical and electrical services serving the Premises without the prior written consent of the Landlord (such consent not to be unreasonably withheld or delayed).

14.4	Demountable partitioning and non-structural alterations

The Tenant may carry out alterations or additions of a non-structural nature to the Premises including installing, altering or removing demountable partitioning raised floors and suspended ceilings in each case which do not involve any works to or affecting any structural parts of the Premises (other than simple affixation) and which do not render any of the warranties given by the Construction Warrantors wholly or partially void or ineffective or vitiate the Decennial Insurance or which do not adversely affect the operation of any of the mechanical, electrical, sanitary, heating, ventilating, life safety, air-conditioning or other service systems within the Premises or within the Building and which do not block-up or obstruct any windows of the Premises without having to obtain the Landlord’s consent but the Tenant shall:-

14.4.1	comply with all statutory requirements applicable to the works being carried out; and

14.4.2	within thirty (30) Working Days after substantial completion of the works, provide the Landlord with a set of final “as-built” plans and specifications for retention.

14.5	Terrace Works and Staircase Works

The Tenant may but is not obliged to carry out the Terrace Works, the Staircase Works and the Roof Works as part of the Fitting-Out Works subject to the Landlord’s consent to the plans and specifications for such works, such consent not to be unreasonably withheld or delayed provided that (without limitation) if the Landlord considers (acting reasonably) that any element of such works is reasonably likely to adversely affect the structural integrity of the Building it shall be reasonable for the Landlord to refuse to approve any such element of the works. The Tenant shall comply with clauses 10 to 12 inclusive of the Agreement for Lease in relation to the approval and carrying out of such works.

14.6	Sixth Floor Separation Works

The Tenant may without requiring the Landlord’s consent remove or alter the Sixth Floor Separation Works at any time after the Sixth Floor B Term Commencement Date and shall make good any physical damage caused by such removal. The Tenant shall notify the Landlord within thirty (30) Working Days after substantial completion of such works that they have taken place.

14.7	Covenants by Tenant

The Tenant shall enter into such covenants as the Landlord may reasonably require regarding the manner of execution of any works to which the Landlord consents under this clause.

15.	SIGNS AND ADVERTISEMENTS

Save as expressly permitted by this Lease, the Tenant shall not erect, affix or display in the Premises or in the windows of them so as to be visible from the exterior, any advertisement, poster, notice, flag or any other sign or thing.

SECTION 5

USE

16.	USE OF PREMISES

16.1	Permitted use

The Tenant shall not use the Premises or any part of them except for the Permitted Use.

16.2	Tenant not to leave Premises unoccupied

The Tenant shall not leave the Premises or any part of them continuously unoccupied for more than thirty (30) days without notifying the Landlord.

16.3	Details of keyholders

The Tenant shall ensure that, at all times, the Landlord has particulars of the name, home address and home telephone number of at least two keyholders of the Premises who live or of the security company employed by the Tenant to maintain security at the Premises based or having personnel based in each case within a reasonable distance from the Premises in the context of an emergency arising.

17.	USE RESTRICTIONS AND REGULATIONS

17.1	The Tenant shall perform and observe the obligations set out in Schedule 3.

17.2	The Tenant shall comply or procure compliance with the Regulations (it being agreed that subject to the Exceptions and Reservations contained in paragraphs 1.5 and 1.7 of Schedule 1, to the qualifications expressly made to any of the Rights granted in Schedule 2 to the effect that such rights are subject to temporary interruptions for repairs, alterations and replacements, nothing in the Regulations shall prevent access to the Building, the Premises and car spaces over which rights have been granted by this Lease by the Tenant or others authorised by it 24 hours a day 7 days a week) save to the extent that any such Regulations shall conflict with any right or permission granted by this Lease or any document entered into between the Landlord and the Tenant. Where there shall be any inconsistency between the terms of this Lease and any Regulations the terms of this Lease shall prevail.

18.	EXCLUSION OF WARRANTY AS TO USER

18.1	No warranty by Landlord

Nothing contained in this Lease, or in any consent or approval granted by the Landlord under this Lease, shall imply or warrant that the Premises may be used under the Planning Acts for the purpose permitted by this Lease or any purpose subsequently permitted.

18.2	Tenant’s acknowledgement

The Tenant acknowledges that, subject to any representations given as set out in clause 41, neither the Landlord nor any person acting on behalf of the Landlord has at any time made any representation or given any warranty that any use permitted by this Lease is, will be, or will remain, a use authorised under the Planning Acts.

18.3	Tenant to remain bound

Even though any such use may not be a use authorised under the Planning Acts, the Tenant shall remain fully liable to the Landlord in respect of the obligations undertaken by the Tenant in this Lease.

SECTION 6

DISPOSALS

19.	GENERAL RESTRICTIONS

19.1	Alienation generally

19.1.1	The Tenant shall not assign, underlet or part with possession or share the occupation of, or permit any person to occupy, or create any trust in respect of the Tenant’s interest in, the whole or any part or parts of the Premises, nor agree to do so, except by way of:-

(a)	(subject to and in accordance with clause 19.2) a sharing of possession;

(b)	(subject to and in accordance with clause 20) an assignment of the whole of the Premises; and

(c)	(subject to and in accordance with clause 21) an underletting of the whole of the Premises or an underletting of a Subletting Unit.

19.1.2	If the Tenant exercises its option pursuant to clause 38.1 to take the Seventh Floor Lease, then with effect from the term commencement date of the Seventh Floor Lease, for the purposes of clauses 19 to 23 inclusive, references to “Premises” in such clauses shall be deemed to mean the aggregate of the Premises and the Seventh Floor Premises and any consent given by the Landlord to any disposal pursuant to such clauses shall, if applicable, be deemed also to be given under the relevant provisions of the Seventh Floor Lease.

19.2	Sharing with a Group Company

Nothing in this clause or clauses 20 to 22 (inclusive) shall prevent the Tenant from sharing occupation of the whole or any part of the Premises with any company which is, for the time being, a Group Company or Associated Entity of the Tenant subject to:-

19.2.1	the Tenant giving to the Landlord written notice of the sharing of occupation and the name of the Group Company or Associated Entity concerned within ten (10) Working Days after the sharing begins;

19.2.2	the Tenant and that Group Company or Associated Entity remaining in the same relationship whilst the sharing lasts;

19.2.3	the sharing ceasing immediately upon the relevant company ceasing to be a Group Company or Associated Entity of the Tenant; and

19.2.4	the sharing not creating the relationship of landlord and tenant between the Tenant and that Group Company or Associated Entity.

19.3	Sharing with a Group Company

Nothing in this clause or clauses 20 to 22 (inclusive) shall prevent any permitted undertenant from sharing occupation of the whole or any part of the Premises with any company which is, for the time being, a Group Company of the permitted undertenant subject to:-

19.3.1	the permitted undertenant giving to the Landlord written notice of the sharing of occupation and the name of the Group Company concerned within ten (10) Working Days after the sharing begins;

19.3.2	the permitted undertenant and that Group Company permitted undertenant remaining in the same relationship whilst the sharing lasts;

19.3.3	the sharing ceasing immediately upon the relevant company ceasing to be a Group Company of the permitted undertenant; and

19.3.4	the sharing not creating the relationship of landlord and tenant between the permitted undertenant and that Group Company.

19.4	Diplomatic immunity

The Tenant shall not, by assignment, charging, underletting, sharing or otherwise, permit the occupation of the Premises by any person or entity who has or will have the right to claim diplomatic immunity or exemption from liability for the breach of any of the covenants contained in this Lease, unless such diplomatic immunity or exemption from liability is effectively and irrevocably waived, disclaimed or negated beforehand, or a suitable guarantee or other satisfactory security in respect of the performance of the covenants in this Lease is provided to the reasonable satisfaction of the Landlord.

20.	ASSIGNMENT OF WHOLE

20.1	Prohibition on assignment

Not to assign the whole of the Premises without complying with or fulfilling the circumstances and conditions set out in this clause 20.

20.2	Circumstances in which assignment not allowed

For the purposes of Section 19(1A) of the 1927 Act it is agreed that, in addition to any other circumstance in which consent to assignment may lawfully be withheld, the Landlord may withhold consent to an assignment by the Tenant of the whole of the Premises in the circumstances set out in clauses 20.2.1 to 20.2.5 (inclusive):-

20.2.1	Where the Proposed Assignee is a person or entity who has the right to claim diplomatic or sovereign immunity or exemption from liability for the breach of the covenants contained in this Lease, unless such diplomatic or sovereign immunity or exemption from liability is effectively waived, disclaimed or negated beforehand; or

20.2.2	Where the Proposed Assignee is not resident in or in the case of a body corporate, is not incorporated in the United Kingdom, and is resident or (as appropriate) incorporated in a jurisdiction in which there is no reciprocity of treatments for the enforcement of judgments obtained in the United Kingdom; or

20.2.3	Where any of the events mentioned in clauses 30.2.3 to 30.2.7 (inclusive) have occurred in relation to the Proposed Assignee at the date of the Application to Assign; or

20.2.4	Where there are any outstanding material breaches of the Tenant’s obligations under this Lease which are notified in writing to the Tenant within 10 Working Days of the Application to Assign unless such breaches will be remedied before the date of the Proposed Assignment or the Proposed Assignee undertakes to remedy such breaches in a form which is acceptable to the Landlord (acting reasonably); or

20.2.5	the market value of the Landlord’s interest in the Building with the benefit of this Lease would be adversely affected (otherwise than to an immaterial extent) by the Proposed Assignment when compared with the position immediately prior to completion of the Proposed Assignment on the assumption (whether or not a fact) that the Landlord wishes to sell its interest on the day following completion of the assignment of this Lease to the Proposed Assignee.

20.3	Group Company and Associated Entity

For the purposes of Section 19(1A) of the Act it is further agreed that in addition to any other condition subject to which licence or consent may be granted for the Proposed Assignment, if (a) the Proposed Assignment is to a Group Company of the Tenant and (b) if the Proposed Assignee is not in the Landlord’s reasonable opinion of at least equal financial worth to that of the outgoing Tenant and any guarantor of it (but excluding any guarantee given under an AGA) taken together at the time of the application for licence to assign, then it is a condition that (a) the Proposed Assignee provides a guarantor who covenants with the Landlord in the terms contained in Schedule 4 (mutatis mutandis); and (b) the financial worth of the Proposed Assignee and any such guarantor taken together, is at least equal to that of the said outgoing Tenant and any guarantor of it (but excluding any guarantee given under an AGA).

20.4	Conditions for assignment

For the purposes of Section 19(1A) of the 1927 Act it is further agreed that, in addition to any other conditions subject to which licence or consent may be granted for the Proposed Assignment, any consent of the Landlord may be subject to a condition requiring the Assignee to procure (if reasonable) either:

20.4.1	a guarantor approved by the Landlord (such approval not to be unreasonably withheld or delayed) who will as Guarantor covenant with the Landlord as provided in Schedule 4; or

20.4.2	such other form of additional security for the performance of the obligations of the Proposed Assignee as the Landlord may reasonably request.

20.5	Authorised Guarantee Agreement

For the purposes of Section 19(1A) of the 1927 Act and Section 16 of the 1995 Act it is agreed that any consent of the Landlord to an assignment of the whole of the Premises may be subject to the following conditions:-

20.5.1	that the Current Tenant shall, prior to such assignment being completed, execute and deliver to the Landlord an Authorised Guarantee Agreement which shall be prepared by the Landlord’s Solicitors containing covenants on the part of the Current Tenant in the form of those set out in Schedule 5; and

20.5.2	as a separate and severable obligation from that set out in clause 20.5.1, that any Guarantor of the Current Tenant at the date of the Application to Assign, shall, prior to such assignment being completed, execute and deliver to the Landlord the Authorised Guarantee Agreement to be entered into by the Current Tenant pursuant to clause 20.5.1

Provided that the Landlord shall not be entitled to require the Original Tenant or any Guarantor of the Original Tenant to enter into an Authorised Guarantee Agreement where the Proposed Assignee has a credit rating of AA – or better from Standard and Poors or AA – from Moody’s Investors Service for each of the three (3) fiscal years prior to the date of this Proposed Assignment.

20.6	Consent for assignment

Without prejudice to clause 19 and to the foregoing provisions of this clause 20 the Tenant shall not assign the whole of the Premises without the prior written consent of the Landlord and, save in relation to (i) the circumstances set out in clause 20.2 and (ii) the conditions mentioned in clause 20.4 (which shall have effect in accordance with Section 19 of the 1927 Act and with the 1995 Act), such consent shall not unreasonably be withheld or delayed; and the parties hereby agree that in considering whether or not the Landlord is reasonably withholding such consent due and proper regard shall be had to the provisions and effect of the 1995 Act.

20.7	Abandonment of conditions

The Landlord may at any time or times during the term with the prior written consent of the Tenant abandon any of the circumstances set out in clause 20.2 and/or any of the conditions referred to in clause 20.4 by serving written notice to that effect on the Tenant, and upon service of any such notice the circumstance(s) or condition(s) therein specified shall be deemed to be deleted from this Lease and of no further effect.

21.	UNDERLETTING

21.1	Subletting Unit

For the purposes of this clause:-

“Subletting Unit” means each separate unit of accommodation which comprises either:-

21.1.1	the whole of the Net Internal Area of a complete floor or floors of the Premises; or

21.1.2	the Sixth Floor A Premises or Sixth Floor B Premises or any part of a complete floor of the Premises in each case which is configured (having due regard to the position of the core and the available means of escape) and capable of being occupied and used as a separate and self-contained economic office unit (albeit with shared toilet facilities) with all necessary and proper services together, if the Tenant so decides, with the right to use car parking spaces.

21.2	Underletting conditions

The Tenant shall not underlet any part or the whole of the Premises without on each occasion procuring that:-

21.2.1	each floor of the Premises shall not at any time be in the occupation of more than four (4) persons, the Tenant and any Group Company or Group Companies and any Associated Entities which is or are permitted to share occupation under clause 19.2 counting as one;

21.2.2	in the case of an underlet of part, the part of the Premises to be underlet shall comprise a Subletting Unit only;

21.2.3	if the Landlord shall reasonably so require, the Tenant shall obtain a reasonably acceptable guarantor for any proposed undertenant and such guarantor shall execute and deliver to the Landlord a deed containing covenants by that guarantor (or, if more than one, joint and several covenants) with the Landlord, as a primary obligation, in the terms contained in Schedule 4 (with any necessary changes) in relation to the covenants on the part of the undertenant contained in the underlease;

21.2.4	before the underlease is completed, or, if earlier, before the undertenant becomes contractually bound to take the underlease:

(a)	the underlease is validly excluded from the operation of sections 24 to 28 (inclusive) of the Landlord and Tenant Act 1954 (the “1954 Act”), in accordance with the provisions of section 38A of the 1954 Act; and

(b)	the Tenant provides to the Landlord such written evidence as shall be reasonably satisfactory to the Landlord of such valid exclusion as referred to in clause 21.2.5 paragraph (a).

21.2.5	the underlease incorporates:

(a)	the agreement or a reference to the agreement between the parties under section 38A(1) of the 1954 Act for the exclusion of sections 24 to 28 of the 1954 Act in relation to such underlease; and

(b)	a reference to the notice served by the Tenant on the proposed undertenant and to the declaration or statutory declaration made by the proposed undertenant under section 38A(3) of the 1954 Act.

21.3	Underletting term and rent

The Tenant shall not underlet the whole of the Premises or underlet a Subletting Unit otherwise than on terms consistent with those being offered in the open market or at a fine or premium or at a rent less than the open market rent of the Premises or, in the case of a Subletting Unit, of the Subletting Unit in question in each case at the time of such underlease.

21.4	Direct covenants from undertenant

Prior to the grant of any permitted underlease, the Tenant shall procure that the undertenant enters into the following direct covenants with the Landlord:-

21.4.1	an unqualified covenant by the undertenant not to assign, charge or underlet the whole or any part of the premises to be underlet nor part with possession or share the occupation of the whole or any part of them save as set out in clause 19.3 or the remainder of this clause 21.4;

21.4.2	an unqualified covenant by the undertenant of whole or the undertenant of the complete Net Internal Area of a floor of the Premises not to underlet any part of the premises to be underlet other than by an underlease of a Subletting Unit and by an undertenant of any other part (being less than the complete Net Internal Area of a floor of the Premises) not to underlet any part of the premises to be underlet, and subject always to the maximum number of persons permitted to be in occupation as specified in clause 21.2.1, and that any underletting (whether of whole or part) of the premises to be underlet shall incorporate (i) the agreement or a reference to the agreement between the parties under section 38A(1) of the 1954 Act for the exclusion of sections 24 to 28 of the 1954 Act in relation to such underlease; (ii) a reference to the notice served by the Landlord thereunder on the Tenant thereunder; and (iii) to the declaration or statutory declaration made by the Tenant thereunder under section 38A(3) of the 1954 Act;

21.4.3	a covenant by the undertenant not to assign or charge or (subject to clause 21.4.2) underlet the whole of the Premises or a Subletting Unit without the prior written consent of the Landlord, such consent not to be unreasonably withheld or delayed;

21.4.4	a covenant by any undertenant of whole or of part (where the underlease of part is for a term of more than five years) to perform and observe all the tenant’s covenants:

(a)	this Lease (other than the payment of the Rents) so far as the same are applicable to the premises to be underlet; and

(b)	the permitted underlease;

21.4.5	a covenant by any undertenant of part (where such underlease is for a term of five years or less) to perform and observe all the tenant’s covenants contained in the permitted underlease.

21.5	Contents of underlease

Every permitted underlease shall contain the following provisions:-

21.5.1	where the underlease is for a term in excess of 5 years provisions for the review of the rent payable under it to the open market rent but on an upwards only basis not less than every five (5) years of the term of such permitted underlease and otherwise on terms corresponding to the rent review provisions (other than the actual Review Dates) in this Lease in so far as applicable to the underlet premises or otherwise on rent review terms approved by the Landlord (such approval not to be withheld or delayed);

21.5.2	a covenant by the undertenant (which the Tenant covenants to use reasonable endeavours to enforce) prohibiting the undertenant from doing or suffering any act or thing on, or in relation to, the premises underlet inconsistent with, or in breach of, this Lease;

21.5.3	a condition for re-entry on breach of any covenant by the undertenant; and

21.5.4	the same or greater restrictions as to assignment, underletting, charging and parting with or sharing the possession or occupation of the premises underlet, and the same provisions for direct covenants and registration, as are in this Lease (with any necessary changes).

21.6	Tenant to obtain Landlord’s consent

Without prejudice to the other provisions of this clause, the Tenant shall not underlet the whole of the Premises or underlet a Subletting Unit, without the prior written consent of the Landlord, such consent not to be unreasonably withheld or delayed.

21.7	Tenant to enforce obligations

The Tenant shall use its reasonable endeavours to enforce the performance and observance of the covenants by the undertenant contained in any permitted underlease and shall not, at any time, either expressly or by implication, waive any breach of them.

21.8	Review of underlease rent

The Tenant shall:-

21.8.1 procure	that the rent under any permitted underlease is reviewed in accordance with its terms so as to achieve the open market rent at that time; and

21.8.2	not agree the amount of any reviewed rent with the undertenant without first giving to the Landlord not less than fifteen (15) Working Days’ notice in writing of the reviewed rent in respect of which the Landlord shall be entitled to make reasonable representations to the Tenant which shall take due regard of such reasonable representations.

21.9	No variation of terms

The Tenant shall not vary the terms of any permitted underlease in any way which is inconsistent with this Lease without the prior written consent of the Landlord, such consent not to be unreasonably withheld or delayed Provided That if the Landlord’s consent is not required to any such variation details of it shall be notified in writing to the Landlord within twenty (20) Working Days of such variation becoming effective.

21.10	No reduction in rent

The Tenant shall procure that the rent payable under any permitted underlease is not commuted or made payable more than one quarter in advance (or affected by arrangements between the underlessee and the underlessor or any persons connected with them so that the effective return to the underlessor is reduced) and shall not permit any reduction of that rent to an amount which is below the open market rental value of the relevant premises at the date of the reduction.

21.11	Covenants by assignee and assignor of underlease

Prior to the assignment of any permitted underlease the Tenant shall procure that there are delivered to the Landlord a deed containing covenants by the assignee with the Landlord in such form as the Landlord may reasonably require to perform and observe all the tenant’s covenants in and conditions of the permitted underlease during the residue of the term of the permitted underlease.

22.	MORTGAGING AND CHARGING

The Tenant shall not mortgage or charge part only of the Premises, and shall not mortgage or charge the whole of the Premises without the prior written consent of the Landlord (such consent not to be unreasonably withheld or delayed).

23.	REGISTRATION OF DISPOSITIONS

23.1	Within twenty (20) Working Days after every assignment, transfer, assent, underlease, assignment of underlease, mortgage, charge or any other disposition, whether mediate or immediate, of or relating to the Premises or any part, the Tenant shall give written notice thereof to the Landlord and provide the Landlord or its solicitors with a copy (certified as true) of the deed, instrument or other document evidencing or effecting such disposition and, on each occasion, shall pay to the Landlord or its solicitors a fee of Twenty-five pounds (£25.00) together with VAT thereon or such larger sum as may be reasonable.

23.2	From time to time on reasonable written demand during the Term but not more than twice in any one year the Tenant shall furnish the Landlord with full particulars of all derivative interests of or in the Premises however remote or inferior including particulars of the rents payable in respect of such derivative interests.

SECTION 7

LEGAL REQUIREMENTS

24.	STATUTORY REQUIREMENTS

24.1	Tenant to comply with statutes

The Tenant shall, at its expense, comply in all respects with every statute now in force or which may, after the date of this Lease, be in force and any other obligation imposed by law and all regulations laws or directives made or issued by or with the authority of The European Union relating to the Premises or their use, including without limitation the Offices, Shops and Railway Premises Act 1963, the Fire Precautions Act 1971, the Defective Premises Act 1972, the Health and Safety at Work etc. Act 1974 and the Environmental Protection Act 1990.

24.2	Tenant to execute necessary works

The Tenant shall execute all works and provide and maintain all arrangements on or in respect of the Premises or their use which are required by any statute now in force or which may after the date of this Lease be in force or by any government department, local, public or other competent authority or court of competent jurisdiction acting under or in pursuance of any statute, whether any of the same are required to be carried out by the landlord, tenant or occupier, and shall indemnify the Landlord against all costs, charges, fees and expenses of, or incidental to, the execution of any works or the provision or maintenance of any arrangements so required.

24.3	Tenant to refrain from certain acts

The Tenant shall not knowingly do, or knowingly omit to be done, in the Premises or in the Building or in the case of Phase I and any areas surrounding the Building any parts of them over which the Tenant is granted rights, any act or thing by reason of which the Landlord may, under any statute, incur or have imposed upon it, or become liable to pay, any damages, compensation, costs, charges, expenses or penalty.

25.	PLANNING ACTS

25.1	Tenant’s obligation to comply

The Tenant shall comply with the Planning Acts and with any planning permission relating to, or affecting, the Premises, and indemnify the Landlord against all actions, proceedings, claims, demands, losses, costs, expenses, damages and liability whatsoever in respect of any non-compliance.

25.2	No application for planning permission without consent

The Tenant shall not make any application for planning permission or for other consents required under the Planning Acts in respect of the Premises or for certificates or determinations as to lawful use without the prior written consent of the Landlord, such consent not to be unreasonably withheld or delayed where under the other relevant provisions of this Lease the consent of the Landlord is not required or cannot be unreasonably withheld in respect of the matters the subject of the application.

25.3	Tenant to obtain all permissions

The Tenant shall, at its expense, obtain and, if appropriate, renew any planning permission and any other consent and serve all necessary notices required for the carrying out by the Tenant of any operations or the commencement or continuance of any use on the Premises.

25.4	Tenant to pay planning charges

The Tenant shall pay and satisfy any charge or levy imposed under the Planning Acts in respect of any Development by the Tenant on the Premises.

25.5	No implementation of permission without approval

The Tenant shall not implement any planning permission or consent required under the Planning Acts before the same have been produced to, and approved in writing by, the Landlord, such approval not to be unreasonably withheld or delayed. The Landlord may, where it has not already approved the proposed alterations pursuant to clause 14, refuse to approve such planning permission or consent on the grounds that any term or condition contained in it, or anything omitted from it, or the period referred to in it, would, in the reasonable opinion of the Landlord, adversely affect the value of the Landlord’s reversionary interest in the Premises, the Building or Phase I.

25.6	Tenant to carry out works before end of Term

Unless the Landlord shall otherwise agree or direct in writing, the Tenant shall carry out and complete before the expiration or earlier determination of the Term:-

25.6.1	any works required to be carried out to the Premises as a condition of any planning permission granted during the Term and implemented by the Tenant whether or not the date by which the planning permission requires such works to be carried out is within the Term; and

25.6.2	any Development begun upon the Premises in respect of which the Landlord may be or become liable for any charge or levy under the Planning Acts.

25.7	Planning refusal

25.7.1	The Tenant shall give notice of any refusal of planning permission to the Landlord within fifteen (15) Working Days of receipt of such refusal.

25.7.2	If reasonably required by the Landlord and at the cost of the Landlord, the Tenant shall appeal against any refusal of planning permission or the imposition of any condition in a planning permission relating to the Premises following an application made by the Tenant.

25.8	Plans etc to be produced

The Tenant shall produce to the Landlord on request all plans, documents and other evidence as the Landlord may reasonably require in order to satisfy itself that this clause has been complied with.

26.	STATUTORY NOTICES

26.1	Notices generally

The Tenant shall:-

26.1.1

within fifteen (15) Working Days (or sooner if necessary having regard to the requirements of the notice or order in question or the time limits stated in it) of receipt of any notice or order or proposal for a notice or order given to the

Tenant and relevant to the Premises or any occupier of them by any government department, local, public or other competent authority or court of competent jurisdiction, provide the Landlord with a true copy of it and any further particulars required by the Landlord; and

26.1.2	without delay, take all necessary steps to comply with the notice or order so far as the same is the responsibility of the Tenant.

26.2	Party Wall etc. Act 1996

The Tenant shall:-

26.2.1	forthwith after receipt by the Tenant of any notice served on the Tenant under the Party Wall etc. Act 1996 provide the Landlord with a true copy of it and of any further particulars required by the Landlord;

26.2.2	at the reasonable request of the Landlord and at the cost of the Landlord make or join with the Landlord in making such objection, complaint, representation and in serving such counter notice against or in respect of any such notice as the Landlord shall deem expedient (acting reasonably); and

26.2.3	at the request of the Landlord and at the cost of the Landlord make or join with the Landlord in serving any such notice on any adjoining owner under the Party Wall etc. Act 1996 as the Landlord may from time to time reasonably require.

27.	FIRE PRECAUTIONS AND EQUIPMENT

27.1	Compliance with requirements

The Tenant shall comply with the lawful requirements of the fire authority and the insurers of the Building and the reasonable requirements of the Landlord in relation to fire precautions affecting the Premises.

27.2	Fire fighting appliances to be supplied

The Tenant shall keep the Premises equipped with such fire fighting appliances as shall be required by any statute, the fire authority or the insurers of the Building, or as shall be reasonably required by the Landlord and the Tenant shall keep such appliances open to inspection and maintained to the reasonable satisfaction of the Landlord.

27.3	Access to be kept clear

The Tenant shall not obstruct the access to, or means of working, any fire fighting appliances or the means of escape from the Premises or the Building or Phase I in case of fire or other emergency.

28.	DEFECTIVE PREMISES

Immediately upon becoming aware of the same, the Tenant shall give written notice to the Landlord of any defect in the Premises which might give rise to an obligation on the Landlord to do, or refrain from doing, any act or thing so as to comply with any duty of care imposed on the Landlord under the Defective Premises Act 1972, and shall display and maintain in the Premises all notices which the Landlord may, from time to time, reasonably require to be displayed in relation to any such matters.

SECTION 8

INSURANCE

29.	INSURANCE PROVISIONS

29.1	Landlord to insure

The Landlord shall insure and keep insured with some publicly quoted insurance company (or a subsidiary of a publicly quoted company) or with Lloyd’s underwriters or other suitable insurers on competitive terms (Provided That if it is acting reasonably the Landlord shall not be under an obligation to accept the lowest quotation nor one which pays the lowest commission to the Landlord) and through such agency as the Landlord may, from time to time, determine, subject to such exclusions, excesses, limitations, terms and conditions as are then customary for similar policies in the London insurance market:-

29.1.1	the Building (other than any items in the nature of tenant’s and trade fixtures and fittings or furniture which shall be deemed not to be included in the Tenant’s Works for these purposes) in their Full Reinstatement Cost against loss or damage by the Insured Risks;

29.1.2	the loss of the Principal Rent and, if required by the Landlord the Service Charge, from time to time payable, or reasonably estimated to be payable, under this Lease, taking account of any review of the rent which may become due under this Lease, for five (5) years;

29.1.3	explosion and sudden and unforeseen damage or breakdown of any engineering and electrical plant and machinery in the Building to the extent that the same is not covered by clause 29.1.1;

29.1.4	property owner’s liability, third party liability and employer’s liability;

29.1.5	subject to clause 29.4, the Tenant’s Works; and

29.1.6	such other insurances in respect of the Building as the Landlord may, acting reasonably, from time to time deem necessary to effect having regard to the practices of good estate management at the relevant time.

29.2	Commissions and restriction on Tenant Insuring

29.2.1	Subject always to its obligations to effect the insurance described in clause 29.1 on competitive terms (but subject as set out in that clause), the Landlord shall be entitled to retain and utilise as it sees fit any commission attributable to the placing of such insurance and the payment of any insurance sums.

29.2.2	The Tenant shall not take out any insurance in respect of the Premises or in respect of any other matters which the Landlord is required to insure under clause 29.1.

29.3	Full Reinstatement Cost

In this clause 29, “Full Reinstatement Cost” means the full cost of reinstating the Building at the time when such reinstatement is likely to take place, having regard to any possible increases in building costs, and including the cost of demolition, shoring up, site clearance, ancillary expenses and architects’, surveyors’ and other professional fees, any Value Added Tax and any other relevant matters.

29.4	Landlord’s fixtures and Tenant’s Works

Subject to the Landlord requesting the Tenant to do so in writing, not less than one calendar month prior to the date on which the Tenant is advised that the relevant insurance policy is due for renewal the Tenant shall notify the Landlord in writing of the Full Reinstatement Cost of any fixtures and fittings installed at any time by the Tenant and which may become landlord’s fixtures and fittings and of any Tenant’s Works for the purpose of enabling the Landlord to effect adequate insurance cover for them.

29.5	Landlord to produce evidence of insurance

29.5. 1	At the request of the Tenant to produce evidence of insurance, the Landlord shall produce to the Tenant reasonable evidence from the insurers of the terms of the insurance policy and the fact that the policy is subsisting and in effect.

29.5.2	The Landlord shall use all reasonable endeavours to procure that a note of the interest of the Tenant and any undertenant is endorsed on any policy or policies of insurance effected pursuant to clause 29.1 either specifically or generically.

29.5.3	The Landlord shall notify the Tenant as soon as reasonably practicable upon the Landlord becoming aware of any material change in the risks covered by or the terms of any policy of insurance effected by the Landlord from time to time under clause 29.1 (including if an Insured Risk ceases to be insured against because cover is not available at reasonable cost or on reasonable terms).

29.6	Damage to the Building

If the Building or any part of it shall be damaged or destroyed by any of the Insured Risks so as to render the Premises unfit for use and occupation or inaccessible then:-

29.6.1	save to the extent that payment of the insurance moneys shall be refused wholly or partly by reason of any act or default of the Tenant any undertenant or occupier of any part of the Premises or any of their respective agents, licensees, visitors or contractors or any person under the control of any of them and is not paid by the Tenant pursuant to and in accordance with clause 29.10;

29.6.2	subject to the Landlord being able to obtain any necessary planning permission and all other necessary licences, approvals and consents, which the Landlord shall use all reasonable endeavours to obtain but shall not be obliged to institute any appeals;

29.6.3	subject to any necessary labour and materials being and remaining available, which the Landlord shall use reasonable endeavours to obtain as soon as practicable; and

29.6.4	subject to the Landlord having received the insurance proceeds or obtained sufficient bank or other financing to commence such reinstatement or rebuilding, which the Landlord shall use best efforts to obtain as soon as practicable, the Landlord shall subject to clause 29.7 with due diligence and speed reinstate and rebuild the part of the Building so damaged or destroyed substantially as it was prior to any such damage or destruction (but not so as to provide identical accommodation identical in layout if it would not be reasonably practical to do so) and so that the Landlord may make changes to take account of modern first class office specifications at the relevant time and the Landlord shall make good any deficiencies in the insurance monies out of its own monies save to the extent that the circumstances set out in clause 29.6.1 apply.

29.7	Option to determine

If, during the last five (5) years of the Term, the Premises or the Building or the access thereto shall be so damaged or destroyed by any of the Insured Risks or Terrorist Damage as to render the Premises or the Building substantially unfit for use and occupation or inaccessible, and unless the Landlord gives notice to the Tenant within six (6) months of the date of such damage or destruction (the “Notice Period”) that it intends to reinstate or rebuild them, then the Landlord or the Tenant may determine this Lease by giving the other parties not less than six (6) months’ written notice to be given at any time within six (6) months after the expiry of the Notice Period but such determination shall be without prejudice to any claim which any party may have against another for any previous breach of covenant or sum previously accrued due. If this Lease shall be so determined the Landlord shall, save to the extent that the circumstances set out in clause 29.6.1 apply, pay to the Tenant all insurance monies which are received by it and are referable to the value of any Tenant’s Works as shall have been notified to the Landlord in accordance with clause 29.4 but shall otherwise be entitled to retain all of the insurance monies.

29.8	Where reinstatement is prevented

29.8.1	If, following damage or destruction by any of the Insured Risks of the Building or any part of it so as to render the Premises unfit for use and occupation or inaccessible or in the event of Terrorist Damage:

(a)	the Landlord has not commenced (and is not continuing) to reinstate or rebuild the Building by the expiry of 2 years from the date of the damage; or

(b)	the Landlord has not completed the reinstatement and rebuilding to the level of the Category A Specification by the expiry of a period of five (5) years from the date of such damage or destruction; or

(c)	the Premises are not reasonably capable of being reinstated within five (5) years from the date of such damage or destruction then either the Landlord (provided the Landlord has materially complied with its obligations within clause 29) or the Tenant may:

(i)	within a period of 3 months after the expiry of such period of five (5) years as set out in sub-clause (b) above (provided such reinstatement has not then completed); or

(ii)	at any time in relation to sub-clause (a) (provided such reinstatement has not then commenced and continued) and (c) above,

determine this Lease by giving written notice to the other parties, but, in each case, such determination shall be without prejudice to any claim which any party may have against any other.

29.8.2	Upon determination pursuant to clause 29.8.1, the Landlord shall be entitled to retain for its own benefit all insurance monies received by it, but excluding any insurance monies which are received by it and which are referable to the value of the Tenant’s Works or Tenant’s fixtures which shall be paid to the Tenant on the later of the last day of the Term and the date which is five (5) Working Days after the date of receipt by the Landlord of such insurance monies.

29.9	[Redacted]

29.10	Payment of insurance money refused

If payment of any insurance money is refused as a result of some act or default of the Tenant, any undertenant or occupier of any part of the Premises or any of their respective agents, licensees, visitors or contractors or any person under the control of any of them, the Tenant shall pay to the Landlord, on written demand, the amount so refused with interest on that amount at the Base Rate from and including the date of such refusal to the date of payment by the Tenant which amount shall be used or retained by the Landlord in compliance with its obligations contained in clause 29.6.

29.11	Suspension of rent payments

If during the Term:-

29.11.1	the Premises (including the Tenant’s Works) or the Building or any part of them are damaged or destroyed by any of the Insured Risks [Redacted] so that the Premises are incapable of beneficial occupation and use or are inaccessible; and

29.11.2

to the extent that the loss of rent insurance for the Building has not been vitiated or the payment of any insurance monies has not been refused wholly or partly by reason of the act or default of the Tenant or of any person deriving title from the Tenant or other occupier, their respective servants, visitors or any person under the control of any of them the Principal Rent and the Service Charge or a fair proportion of them according to the nature and extent of the damage sustained shall cease to be payable from the date of destruction or damage until whichever is the earlier of the date on which the Premises and, if applicable, the means of access to them are made fit for substantial occupation and use for the Permitted Use and the date of expiry of the period for which insurance of loss of rent is effected (not being less than five years) and any dispute regarding the suspension of payment of the Principal Rent and the Service Charge shall be referred to a single arbitrator to be appointed in default of agreement upon the application by either party by the President in accordance with the Arbitration Act 1996. If such damage or destruction shall occur prior to the First Rent Commencement Date, the First Rent Commencement Date shall be delayed the period until the Premises and means of access are fit for substantial occupation and use for the Permitted Use plus a period equivalent to such number of days as are equal to the number of days prior to the original First Rent Commencement Date during which the Premises or the means of access to them were so damaged or destroyed.

29.12	Benefit of other insurances

If the Tenant shall become entitled to the benefit of any insurance covering any part of the Premises which is not effected or maintained in pursuance of the obligations contained in this Lease, the Tenant shall apply any money received from such insurance (in so far as it extends) in making good the loss or damage in respect of which it shall have been received or if the Lease is determined the Tenant shall account for the same to the Landlord save to the extent it relates to the Tenant’s Works or any items in the nature of Tenant’s trade fixtures and fittings or furniture.

29.13	Insurance becoming void

The Tenant shall not knowingly do, or knowingly omit to do:-

29.13.1	anything which could cause any policy or policies of insurance covering the Premises or the Building or any areas surrounding the Building over which the Tenant is granted rights and in respect of which the Tenant has been notified in writing of the policy, to become wholly or partly void or voidable; or

29.13.2	anything whereby any abnormal or loaded premium may become payable in respect of such policies, unless the Tenant has notified the Landlord and agrees to pay the increased premium.

29.14	Landlord’s further obligations regarding insurance cover

29.14.1	The Landlord shall inform the Tenant as soon as reasonably practicable after any material change in the ambit quantum or terms of cover of insurance maintained by the Landlord.

29.14.2	The Landlord shall use all reasonable endeavours to procure that the Landlord’s insurers waive their rights of subrogation against the Tenant and any lawful occupier of the Premises and that the policy or policies of insurance contains or contain a non-invalidation clause in respect of any act or default of the Tenant or any lawful occupier of the Premises.

29.14.3	The Landlord shall use all reasonable endeavours to procure that the amount of the premiums payable in connection with the Landlord’s policies of insurance and the amount of any exclusion or excess shall not exceed those normally charged or agreed in the London insurance market.

29.15	Requirements of insurers

The Tenant shall, at all times, comply with any requirements, and reasonable recommendations, of the insurers of the Building so far as the same have been notified to the Tenant in writing.

29.16	Notice by Tenant

The Tenant shall give notice to the Landlord immediately upon becoming aware of any event or thing which might affect any insurance policy relating to the Premises or the Building.

SECTION 9

DEFAULT OF TENANT AND RIGHTS OF RE-ENTRY

30.	DEFAULT OF TENANT

30.1	Re-entry

Without prejudice to any other right, remedy or power contained in this Lease or otherwise available to the Landlord, on or at any time after the happening of any of the events mentioned in clause 30.2, the Landlord may re-enter the Premises or any part of them in the name of the whole, and the Term shall then end, but without prejudice to any claim which the Landlord may have against the Tenant or any Guarantor or the Tenant may have against the Landlord for any previous breach of covenant or sum previously accrued due.

30.2	Events of default

The events referred to in clause 30.1 are the following:-

30.2.1	if the Rents or any part of them shall be unpaid for fifteen (15) Working Days after becoming payable (whether formally demanded or not); or

30.2.2	if any of the covenants by the Tenant contained in this Lease shall not be performed and observed; or

30.2.3	if the Tenant, for the time being, and/or the Guarantor (if any) (being a body corporate or other separate legal entity):-

(a)	calls, or a nominee on its behalf calls, a meeting of any of its creditors; or makes an application to the Court under Section 425 of the Companies Act 1985; or submits to any of its creditors a proposal under Part I of the Insolvency Act 1986; or enters into any arrangement, scheme, compromise, moratorium or composition with any of its creditors (whether under Part I of the Insolvency Act 1986 or otherwise); or

(b)	has an administrative receiver or a receiver or a receiver and manager appointed in respect of the Tenant’s or any Guarantor’s property or assets or any part; or

(c)	resolves or the directors or shareholders resolve to present a petition or application for the making of an administration order or to appoint an administrator in respect of the Tenant or the Guarantor (as the case may be) or a person (who is entitled to do so) gives notice of its intention to appoint an administrator to it or files such a notice with the court; or

(d)	has an administrator appointed in respect of it; or

(e)	has a winding-up petition or petition or application for an administration order presented against it that is not discharged within 20 Working Days; or passes a winding-up resolution (other than a voluntary winding-up whilst solvent for the purposes of an amalgamation or reconstruction which has the prior written approval of the Landlord); or resolves to present its own winding-up petition; or is wound-up (whether in England or elsewhere); or has a liquidator or provisional liquidator appointed; or

(f)	shall cease for any reason to maintain its corporate existence; or is struck off the register of companies; or otherwise ceases to exist; or

30.2.4	if any person gives notice of that person’s intention to appoint an administrator to the Tenant and/or Guarantor (if any) (the Tenant, for the time being, and/or the Guarantor (if any) being a body corporate or a partnership) and such application is not discharged within 20 Working Days;

30.2.5	if the Tenant, for the time being, and/or any Guarantor (being an individual, or if more than one individual, then any one of them) makes an application to the Court for an interim order under Part VIII of the Insolvency Act 1986; or convenes a meeting of, or enters into any arrangement, scheme, compromise, moratorium or composition with, any of his creditors (whether under Part VIII of the Insolvency Act 1986 or otherwise); or has a bankruptcy petition presented against him or is adjudged bankrupt (whether in England or elsewhere); or has a receiver appointed in respect of the Tenant’s or the Guarantor’s property or assets or any part;

30.2.6	if analogous proceedings or events to those referred to in this clause shall be instituted or occur in relation to the Tenant, for the time being, and/or the Guarantor (if any) elsewhere than in the United Kingdom;

30.2.7	the Tenant, for the time being, and/or any Guarantor (if any) suffers any distress or execution to be levied on the Premises which is not discharged in full within twenty one (21) days after the levy has been made; or

30.2.8	if the Seventh Floor Lease has been granted and any of the events set out in clauses 30.2.1, 30.2.2 or 30.2.7 occur in relation to the Seventh Floor Lease or the Seventh Floor Premises.

SECTION 10

LANDLORD’S SERVICES AND SERVICE CHARGE

31.	LANDLORD’S SERVICES

31.1	Provision of Services

Subject to the Tenant paying the Service Charge, the Landlord covenants with the Tenant that it shall provide the following services for the benefit of the Premises and the Building in accordance with the principles of good estate management to a standard which is appropriate to first class offices in the City of London:-

31.1.1	Repairs and Defects

So far as may be necessary for the reasonable use and enjoyment by the Tenant and permitted occupiers of the Premises and the Building to keep the Retained Parts in good and substantial repair and condition and to comply with its obligations in clause 33.2;

31.1.2	Common Parts, Atrium and Phase II Car Park

To keep or procure that the Common Parts (including the lavatories in the Building) the Atrium and the Phase II Car Park, including any windows, are kept clean and maintained in a proper manner and, where appropriate, to keep them or it adequately lighted;

31.1.3	Lifts

To provide a lift service by the operation of the lifts now installed in the Building or if the same shall be necessary by such substituted lifts as the Landlord may, acting reasonably, from time to time install;

31.1.4	Hot and cold water

To provide an adequate supply of hot and cold running water to the wash basins in any lavatory or kitchen in the Premises or of which the Tenant has the use;

31.1.5	Heating/Cooling of Common Parts

To provide to the entrance lobby of the Building, the lift lobbies and any corridors or passages leading to the Premises heating or cooling (as applicable) to such temperature as the Landlord may from time to time consider adequate and which complies with any relevant statutes now in force or which may after the date of this Lease be in force and for such periods of the year as the Landlord may consider desirable;

31.1.6	Air Conditioning

During Business Hours (and during such additional hours as the Tenant shall reasonably request), to run the pumps that circulate and provide heated and chilled water to the Premises to such a level as to enable the air conditioning system to operate to the standard it was designed to achieve;

31.1.7	Staff

To employ such staff as the Landlord may deem desirable or necessary to enable it to provide any of the services in the Building and for its general management and security so that there is in force 24 hour 7 day per week manned security and fire watch cover;

31.1.8	Name Boards

To provide name boards of such size and design as the Landlord may determine in the main entrance to the Building and at such other locations as the Landlord may consider desirable;

31.1.9	Open Areas

To repair and maintain those parts of the Building and of the Common Parts which are not built on, and keep them clear of all rubbish and free from weeds, and, at the Landlord’s discretion, to provide and maintain such plants, shrubs, trees or garden or grassed areas as may be appropriate, and to keep them planted, free from weeds and the grass cut.

31.1.10	Generator Equipment

(If the Landlord installs Generator Equipment pursuant to paragraph 11.3 of Schedule 2) to keep all Generator Equipment properly maintained, in good working order and condition and in accordance with any relevant operating and maintenance manuals and manufacturers’ recommendations and including testing no less frequently than once a month and for that purpose shall:

(a)	employ and monitor the performance of reputable contractors regularly to inspect, maintain and service them and supply to the Tenant upon request copies of any contracts entered into by the Landlord in respect thereof and any reports prepared by such contractors following an inspection of the plant and machinery described above;

(b)	renew or replace all working and other parts as and when necessary; and

(c)	use all reasonable endeavours to ensure, by directions to the Landlord’s staff and otherwise, that such plant and machinery is properly operated and the Landlord shall obtain the Tenant’s prior written approval to any shut down of the Generator Equipment for maintenance.

31.2	Appointment of agents

In performing its obligations under this clause, the Landlord shall be entitled to employ such agents, contractors or other persons as it may think fit, and to delegate its duties and powers to them and their fees and expenses shall form part of the Expenditure (as defined in clause 32).

31.3	Variation of services

The Landlord may, in the interests of good estate management, add to or extend or vary, but (save with the Tenant’s consent such consent not to be unreasonably withheld or delayed) not reduce any of the services referred to in this clause 31 and in Schedule 7 if the Landlord reasonably considers that it is desirable to do so for the better use and occupation of the Building by its occupiers or for the more efficient management, operation or security of the Building or for the comfort of the tenants of the Building.

31.4	Failure by Landlord to provide services

The Landlord shall not be liable to the Tenant in respect of any failure by the Landlord (otherwise than one resulting from the wilful default of the Landlord) to perform any of the services referred to in this clause unless the Tenant has given to the Landlord written notice of the failure in question and the Landlord has failed within a reasonable time to remedy it, and then the Landlord shall be liable to compensate the Tenant only for any loss or damage sustained by the Tenant after that reasonable time has elapsed, provided that this clause 31.4 shall not apply to the services referred to in 31.1.10.

31.5	Exclusion of Landlord’s liability

The Landlord shall not incur any liability for any failure or interruption in any of the services to be provided by the Landlord or for any inconvenience or injury to person or property arising from that failure or interruption, in either case due to any maintenance, servicing, repair, replacement, mechanical breakdown, failure, malfunction, shortages, labour disputes or any cause or circumstance beyond the control of the Landlord, except to the extent that the failure or interruption could reasonably have been prevented or its consequences could reasonably have been lessened by the proper performance by the Landlord of its obligations contained in this Lease, and the Landlord shall use reasonable endeavours to cause the service in question to be reinstated with the minimum of delay, and, in addition, in the case of clause 31.1.10 the Landlord shall procure that the services in question are reinstated as soon as reasonably possible, provided that in each case the Tenant shall have no claim against the Landlord to the extent that the failure or interruption arose out of the Tenant not approving or unreasonably delaying any shutdown of the Generator Equipment requested by the Landlord pursuant to clause 31.1.10.

31.6	Consequential Loss

The Tenant shall have no claim against the Landlord in respect of consequential losses arising from any breach by the Landlord of its obligations contained in this Lease save to the extent that they are met by insurances effected pursuant to clause 29.1.

31.7	Exclusion of Landlord’s liability for Conduits

The Landlord may subject to reasonable prior notice to the Tenant (except in the case of emergency) and for the minimum period reasonably necessary take out of service for repair replacement or modernisation any of the Conduits and other mechanical and electrical installations serving the Premises and shall not thereby be liable to the Tenant or to the Tenant’s employees or those claiming through or under the Tenant for such taking out of service or for the failure or breakdown of any such Conduits or other mechanical or electrical installations (save to the extent the Landlord would have been liable pursuant to clause 31.4) Provided That the Landlord procures the reinstatement thereof as soon as reasonably possible and provides temporary alternative media or installations wherever possible.

31.8	Prevention of disproportionate use of Building Services and Utilities

The Landlord will not nor will it knowingly permit any other tenant or occupier of any part of the Building to draw off or cause to be supplied to any part of the Building disproportionate loading or consumption of or utilities in such manner as to diminish to a material extent the entitlement of any tenant or occupier in the Building to such services or utilities on each floor of the Building.

32.	SERVICE CHARGE

32.1	Definitions

In this Lease:-

32.1.1	“Advance Payment” means the Service Charge Percentage of the Estimated Expenditure;

32.1.2	“Estimated Expenditure” means, for any Financial Year during the Term, such sum as the Landlord acting properly may, from time to time, specify as being a fair and reasonable estimate of the Expenditure for the current Financial Year based on a budget prepared by the Landlord and submitted to the Tenant, and includes, for the Financial Year in question, any revised budget of the Landlord’s estimate of the Expenditure for that Financial Year;

32.1.3	“Expenditure” means the aggregate of all reasonable costs, expenses and outgoings whatsoever properly incurred by the Landlord in complying with its covenants under clauses 31.1 (other than clauses 31.1.6 and 31.1.10) and clause 31.2 and in respect of the items set out in Schedule 7, whether the Landlord is obliged by this Lease to incur them or not Provided That in the case of any services (including those referred to in clauses 31.1.1 and 31.1.2) provided to or for:

(a)	the Atrium there shall only be included the proportion of the costs, expenses and outgoings which the Net Internal Area of the Lettable Areas of the Building bears to the aggregate of the Net Internal Areas of the Lettable Areas of (i) Phase I and (ii) the Building; and

(b)	the Phase II Car Park there shall be included a fair and reasonable proportion of the costs, expenses and outgoings so incurred;

32.1.4	“Financial Year” means the period from 1 January in every year to and including 31 December of that year, or such other period as the Landlord may, in its discretion, from time to time determine and notify the Tenant in writing;

32.1.5	“Generator Proportion” means the proportion of all reasonable costs and expenses properly incurred by the Landlord in complying with its covenants under clause 31.1.10 that the Tenant’s allocation of the capacity of the Back up Generator (as defined in paragraph 11.3 of Schedule 2) bears to the total capacity of the Back up Generator.

32.1.6	“Service Charge” means the aggregate of the Service Charge Percentage of the Expenditure, the total of all reasonable costs, expenses and outgoings whatsoever properly incurred by the Landlord in complying with its covenants under clause 31.1.6, the Generator Proportion (if applicable) and all sums due from the Tenant pursuant to clause 32.10;

32.1.7	“Service Charge Percentage” means that proportion of the Expenditure which the Net Internal Area of the Premises bears to the aggregate of the Net Internal Area of the Lettable Areas (subject to adjustment under this clause);

32.1.8	“Service Charge Commencement Date” means the Outgoings Commencement Date; and

32.1.9	“Provisional Quarterly Service Charge Payment” means [Redacted]

32.2	Account of Expenditure

32.2.1	As soon as is reasonably practicable after the end of each Financial Year the Landlord shall provide the Tenant with an independently audited statement from an appropriately qualified accountant containing details of the various items comprising the Expenditure for that Financial Year and certifying that the statements set out a true and accurate account of the Financial Year to which the statement relates, and save in the case of manifest error such statement shall be conclusive evidence of all matters of fact referred to in the account.

32.2.2	If so requested by the Tenant (acting reasonably) the Landlord shall provide to the Tenant at the Tenant’s cost further detailed information in regard to any items of Expenditure referred to in the statement provided pursuant to clause 32.2.1 to the extent that such information is within its control or obtainable by it.

32.2.3	The Landlord shall keep or procure that there are kept proper books and records of the Expenditure which shall be available for inspection by the Tenant upon reasonable request, but on not more than two (2) occasions in any Financial Year.

32.3	Advance Payment

32.3.1	The Tenant shall pay to the Landlord on account of the Service Charge:-

(a)	for the period beginning on the Service Charge Commencement Date to the end of the Financial Year current at the date of this Lease the proportionate part of the Advance Payment for that Financial Year relevant to such period; and

(b)	for each Financial Year following that current at the date of this Lease the Advance Payment,

all such payments to be made by equal quarterly payments in advance on the Quarter Days to be subject to adjustment if the Estimated Expenditure is revised as contemplated by its definition, the first instalment being a proportion of the Provisional Quarterly Service Charge Payment for the period beginning on the Service Charge Commencement Date and ending on the day before the Quarter Day following the Service Charge Commencement Date, to be made on the Outgoings Commencement Date.

32.3.2	The Landlord shall procure that all Advance Payments and any other payments made by the Tenant of the Building on account of the Service Charge are paid into a separate interest bearing account with a London clearing bank and that all interest thereon (net of any tax payable in relation to such interest) is credited to that account and is then set against the amount of any Expenditure.

32.4	Balancing payment

If the Service Charge for any Financial Year:-

32.4.1	shall exceed the Advance Payment for that Financial Year, the excess shall be paid by the Tenant to the Landlord within ten (10) Working Days of written demand; or

32.4.2	shall be less than the Advance Payment for that Financial Year, the overpayment shall be credited to the Tenant against the next quarterly payment of the Service Charge, or, if there is none, refunded to the Tenant without delay.

32.5	Omissions

Any omission by the Landlord to include in the account of the Expenditure in any Financial Year a sum expended or a liability incurred in that Financial Year shall not preclude the Landlord from including that sum or the amount of that liability in the next Financial Year.

32.6	Alteration of Service Charge Percentage

If, at any time during the Term, the Net Internal Area of the Lettable Areas shall change or any other circumstances shall arise which make the calculation of the Service Charge Percentage (whether or not relating to individual items of Expenditure) unreasonable or inequitable, the Landlord shall be entitled to as soon as reasonably practicable after it becomes aware of the change or other circumstance alter the Service Charge Percentage to such other percentage as is fair and reasonable in the circumstances; Provided that any dispute regarding such alteration shall be referred to an Independent Expert appointed in accordance with clause 48.1.

32.7	Continuing application of provisions

This clause shall continue to apply notwithstanding the expiration or earlier determination of the Term but only in respect of the period down to such expiration or earlier determination, the Service Charge for that Financial Year for that period being apportioned on a daily basis.

32.8	Service Charge Budgets

Prior to the commencement of any Financial Year the Landlord shall provide to the Tenant a detailed budget setting out the estimate of the likely total amount of the Expenditure in that Financial Year and such statement shall contain a detailed breakdown of the likely expenditure in relation to each item of cost.

32.9	Competitive Tendering

Where utilities or services are being supplied by external suppliers the Landlord shall procure that the contracts for such supplies are competitively tendered at such intervals as are customary for properties similar to the Building Provided That the Landlord shall not be under an obligation to accept the cheapest tender if it would not be in the interests of good estate management to do so.

32.10	Payment for Out of Hours and Additional Services and Exceptional Expenditure

32.10.1	If the Landlord provides any services which would not usually be provided outside the Business Hours at the request of the Tenant then the Tenant shall pay to the Landlord within thirty (30) calendar days after receipt of an invoice the whole (or if such services are being utilised by other tenants in the Building) a fair and proper proportion as reasonably determined by the Landlord of the costs and expenses attributable to the provision of such services.

32.10.2	The Tenant shall pay to the Landlord within thirty (30) calendar days after receipt of an invoice the Service Charge Percentage of any Expenditure incurred during any Financial Year an estimate of which has not been included in the Estimated Expenditure for that year or in any Advance Payment.

32.11	Exclusions From Service Charge

The Service Charge shall not include and the Tenant shall not be required under any other provisions of this Lease to pay or contribute towards:-

32.11.1	any capital expenditure incurred in connection with the initial construction equipping and fitting out of the Building or Phase I including any decontamination works and any works required to be completed by the insurers providing the Decennial Insurance and any such works that were carried out outside the boundaries of the Building and Phase I; or (save to the extent expressly permitted by clause 31.1 or Schedule 7)

32.11.2	the cost of any additions or capital improvements to the Building or Phase I subsequent to their original construction save where the tenants of more than 50% of the aggregate Net Internal Area of the Lettable Areas of the Building are required to contribute to the costs of such proposed addition or improvement through the Service Charge or otherwise give their prior written consent to the proposed addition or improvement and for the costs thereof to be payable by such tenants through the Service Charge; and

32.11.3	any liability or expense for which the Tenant is individually responsible under the terms of this Lease or for which other tenants or occupiers of the Building are (or would if the relevant premises were occupied on substantially similar terms as are contained in this Lease) individually responsible; and

32.11.4	the costs of making good any damage or destruction caused to the Building by any of the Insured Risks or by Terrorist Damage Provided That the Landlord shall be entitled to include within the Service Charge any expenditure incurred because it falls within the excess or deductible referred to in paragraph 10.3 of Schedule 7; and

32.11.5	any expenditure incurred in providing any services which benefit only any retail units (if any) within the Building or Phase I (whether as a class or individually); and

32.11.6	the cost of marketing and letting any vacant Lettable Areas or retail areas of the Building; and

32.11.7	subject to the Landlord’s ability to add to or extend the services in accordance with clause 31.3 and therefore to recover the Service Charge Percentage of the costs incurred from the Tenant, the cost of providing any of the services at the request of other tenants or occupiers of the Building and which would not have been provided but for such request; and

32.11.8	the cost of the collection and review of the rents payable to the Landlord in relation to the Building (excluding the Service Charge and Insurance Rent); and

32.11.9	any Expenditure which the Landlord actually recovers from any third party otherwise than by way of the Service Charge; and

32.11.10	any Expenditure relating to any promotional or publicity activities undertaken by the Landlord in relation to leasing the Building and/or Phase I;

32.11.11	any taxes payable by the Landlord on any of the Rents reserved by this Lease or any lease of other lettable areas or retail areas in the Building or on any disposition of a dealing with the reversion on this Lease or any such other lease; and

32.11.12	the cost of complying with the Landlord’s obligations in clauses 3.1.2 or 37.3; and

32.11.13	Save as set out in paragraph 11.4.1 of Schedule 2, the costs of designing, approving and installing the Generator Equipment.

33.	DECENNIAL INSURANCE

33.1	Landlord to pay premiums

33.1.1	To the extent that it has not already done so the Landlord shall pay any premiums which are due under the Decennial Insurance at its own cost and without any contribution by the Tenant.

33.1.2	The Landlord shall not knowingly breach its obligations contained in the Decennial Insurance.

33.1.3	The Landlord shall procure that the Tenant’s interest is noted on the Decennial Insurance.

33.2	Obligation to pursue Insurers

If the Landlord is or shall become aware of or shall be notified of any Defect then it shall immediately notify the insurer under the Decennial Insurance policy of such Defect and shall, at the sole cost of the Tenant in respect of any Defect in the Premises, and, in the case of any Defect in the Retained Parts subject only to the Tenant’s obligations to contribute to the costs of such claim via the Service Charge, claim and make all reasonable endeavours to recover any costs incurred in making good any Defect as are covered by the Decennial Insurance Provided That it is agreed that the Landlord shall have no further liability or obligation to the Tenant under this Lease in relation to any Defect otherwise than as set out in this clause 33.

33.3	Application of net proceeds by Landlord

If the Landlord shall incur any items of Expenditure in relation to any Defect which is covered by the Decennial Insurance then the Landlord shall apply the net proceeds of the claim made under clause 33.2 against the relevant expense so that for the purposes of this Lease the relevant item of Expenditure will be reduced by the amount of such proceeds.

33.4	Landlord to account to Tenant in respect of Premises

If the repair of any Defect which is covered by the Decennial Insurance falls within the Tenant’s obligations under clause 11, the Landlord shall pay any net proceeds of the claim made under clause 33.2 insofar as they relate to the Defect in the Premises to the Tenant within ten (10) Working Days of receipt of such monies so that the Tenant may apply the proceeds towards repairing and making good any Defect.

SECTION 11

MISCELLANEOUS

34.	QUIET ENJOYMENT

The Landlord covenants with the Tenant that the Tenant, paying the Rents and performing and observing the covenants on the part of the Tenant contained in this Lease, shall and may peaceably hold and enjoy the Premises during the Term without any interruption by the Landlord or any person lawfully claiming through, under, or in trust for it.

35.	EXCLUSION OF IMPLIED COVENANTS BY LANDLORD

Any covenants on the part of the Landlord which would otherwise be implied by law are hereby expressly excluded.

36.	BREAK RIGHT

36.1	Break Right

[Redacted]

36.2	Determination

36.2.1	If the conditions specified in clauses 36.1.1 and 36.1.2 have been satisfied in accordance with clause 36.1 (or, in the case of clause 36.1.2, the Landlord has not complied with the time periods in paragraphs (b) and (c) of the proviso to clause 36.1), the Term shall cease and determine with retrospective effect from the relevant Break Date on the day which is 11 Working Days after the relevant Break Date and for the avoidance of doubt the Tenant shall not be responsible for any Rents and outgoings from the relevant Break Date.

36.2.2	[Redacted]

36.2.3	Determination is without prejudice to any rights and remedies which may have accrued to any party in respect of any antecedent breach of any of the covenants in this Lease.

36.3	Retail Prices Index

[Redacted]

37.	SEVENTH FLOOR LEASE

37.1	Grant of option

The Landlord grants the Tenant the option to call for a lease of the Seventh Floor Premises subject to the following conditions:

37.1.1	the Tenant must give to the Landlord not less than nine (9) months prior written notice (time to be of the essence) that it wishes to exercise its option to call for the Seventh Floor Lease, such notice to expire on the Expiry Date (as calculated pursuant to clause 37.4); and

37.1.2	the Tenant must have by the Expiry Date paid in full the Principal Rent, the Insurance Rent and such proportion of the Advance Payment (as defined in clause 32) notified in writing to the Tenant as is due under this Lease up to and including the Expiry Date, and if either condition is not satisfied, any purported exercise by the Tenant of its option shall have no effect.

37.2	Seventh Floor Lease

If the Tenant exercises its right pursuant to clause 37.1 and subject to the conditions in clause 37.1 having been satisfied, the Landlord shall on the Seventh Floor Contractual Handover Date (as defined in clause 37.5.1 below) or, if later, the date determined pursuant to clause 38.7.3, grant to the Tenant and the Tenant shall take the Seventh Floor Lease. The Guarantor shall enter into the Seventh Floor Lease as guarantor to covenant on the terms contained in Schedule 4 to this Lease.

37.3	Terms of Lease

The Seventh Floor Lease shall be on the same terms, mutatis mutandis, as this Lease but with such necessary amendments as the parties shall agree acting reasonably save that:

37.3.1	the commencement date of the term of the Seventh Floor Lease shall, subject to clause 37.5.3 below, be the day after the Expiry Date (the “Seventh Floor Commencement Date”);

37.3.2	the term of the Seventh Floor Lease shall expire on 31 March 2031;

37.3.3	the initial rent payable under the Seventh Floor Lease shall be payable from the Seventh Floor Commencement Date and shall (subject to clause 37.3.4) be the Principal Rent per square foot then payable under this Lease multiplied by the Net Internal Area of the Seventh Floor Premises;

37.3.4	where the Seventh Floor Commencement Date is on or after the First Review Date but the revised Principal Rent under this Lease has not yet been agreed or determined the principal rent payable under the Seventh Floor Lease shall be increased with effect from the Quarter Day following the Determination Date (as defined in Clause 5.9) to a sum which equates to the revised Principal Rent per square foot under this Lease multiplied by the Net Internal Area of the Seventh Floor Premises and within 10 Working Days after the Determination Date the tenant under the Seventh Floor Lease shall pay to its landlord the amount by which the revised principal rent for the Seventh Floor Premises exceeds the principal rent actually paid for the Seventh Floor Premises in respect of the period beginning with the Seventh Floor Commencement Date and ending on the day before the Quarter Day following the Determination Date together with interest on such amount at the Base Rate such interest to be calculated as specified in clause 5.9.2;

37.3.5	the Seventh Floor Lease shall provide that following the agreement or determination of the revised Principal Rent per square foot under this Lease on each Review Date after the First Review Date, the principal rent payable under the Seventh Floor Lease shall be increased with effect from the Quarter Day following the relevant Determination Date to a sum which equates to the revised Principal Rent per square foot then payable under this Lease multiplied by the Net Internal Area of the Seventh Floor Premises and within 10 Working Days after the relevant Determination Date the tenant under the Seventh Floor Lease shall pay to its landlord the amount by which the revised principal rent for the Seventh Floor Premises exceeds the principal rent actually paid for the Seventh Floor Premises in respect of the period beginning with the Relevant Review Date and ending on the day before the Quarter Day following the Determination Date together with interest on such amount at the Base Rate such interest to be calculated as specified in clause 5.9.2. The Seventh Floor Lease shall not contain any other provisions for the rent payable thereunder to be reviewed;

37.3.6	the Seventh Floor Lease shall not contain an equivalent clause to this clause 37;

37.3.7	for the avoidance of doubt, the Seventh Floor Lease shall contain:

(a)	the same provisions restricting disposals as are contained in clauses 19 to 23 inclusive of this Lease;

(b)	the same provisions for re-entry as are contained in clause 30 of this Lease; and

(c)	the same tenant break options as are contained in clause 36 of this Lease.

37.4	Interim Lettings

37.4.1	The Landlord may grant a lease or leases of the Seventh Floor Premises (provided the same are properly contracted out of the 1954 Act and prohibit subletting, sharing occupation (other than with Group Companies or Associated Entities on equivalent terms to those at clause 19.2 of this Lease) or parting with possession) for terms that commence on or before 30 June 2008 and expire on or before 30 June 2013 (each an “Interim Letting”).

37.4.2	Where an Interim Letting is granted the Landlord shall give written notice to the Tenant within one month of completion of such letting (time being of the essence), specifying the expiry date of the contractual term of such Interim Letting and in such cases the Expiry Date for the purposes of this clause 37 will be the later of the expiry date of the contractual term of such Interim Letting as notified to the Tenant and 1 January 2011.

37.4.3	(a) If by 30 June 2008:

(i)	no Interim Lettings have been granted; or

(ii)	the terms of any that were granted have expired before such date and no new Interim Lettings have been granted, or

(b)	if by 31 July 2008 no valid notice has been given to the Tenant pursuant to clause 37.4.2 the Expiry Date shall be 1 January 2011.

37.5	Landlord covenants

If the Tenant exercises the option granted to it in clause 37.1 above, the Landlord covenants with the Tenant as follows:-

37.5.1	the Landlord will use its best endeavours to deliver to the Tenant vacant possession of the Seventh Floor Premises no later than the Expiry Date (the “Seventh Floor Contractual Handover Date”);

37.5.2

the Landlord will procure that on the Seventh Floor Contractual Handover Date the Seventh Floor Premises shall be completed and fitted out to no lesser standard than that described in the Category A Specification (as amended from time to time in accordance with the Agreement for Lease) with new carpets and newly painted walls and otherwise in a condition which would be reasonably acceptable to an incoming tenant and in accordance with clause 7.1 of the Agreement for Lease, and the Landlord shall procure that any demountable partitioning, furniture and tenant’s fixtures (but not, to avoid doubt, any tenant’s plant in the Seventh Floor Premises or any cabling or equipment installed by any tenant above the suspended ceilings or below the raised floors) installed in the Seventh Floor Premises shall be removed and any physical damage to the Seventh Floor Premises caused by such removal made good to the reasonable satisfaction of the Tenant (the “Appropriate Condition”);

37.5.3	if vacant possession of the Seventh Floor Premises is not delivered to the Tenant on the Seventh Floor Contractual Handover Date or, if such premises are not in the Appropriate Condition, then:-

(a)	the term commencement date of the Seventh Floor Lease; and

(b)	the date for commencement of payment of all Rents, rates and outgoings under the Seventh Floor Lease shall, in each case, be postponed and shall be the date on which vacant possession of the Seventh Floor Premises in the Appropriate Condition is delivered to the Tenant;

37.5.4	if the Seventh Floor Premises is not delivered to the Tenant in the Appropriate Condition and with vacant possession within 6 months of the Seventh Floor Contractual Handover Date (time being of the essence) the Tenant may at any time thereafter (but not once the Seventh Floor Commencement Date has occurred) terminate the Seventh Floor Lease and the agreement for lease in respect of the Seventh Floor Lease on service of written notice on the Landlord. If the Tenant terminates pursuant to this provision the Landlord will pay and indemnify the Tenant against all stamp duty land tax paid or payable by the Tenant in respect of the agreement for lease of the Seventh Floor Premises and the Seventh Floor Lease;

37.5.5	if the Landlord has not delivered to the Tenant vacant possession of the Seventh Floor Premises in the Appropriate Condition by the Seventh Floor Contractual Handover Date and such failure arises out of an occupational tenant or other occupier failing to vacate the whole or any part of the Seventh Floor Premises in accordance with the provisions of its lease or other agreement, then, subject to clause 37.5.6, the Landlord shall, at the request of the Tenant take all such steps as the Tenant may reasonably require to recover, for the Tenant’s benefit, all costs and expenses incurred by the Tenant arising out of any such failure of such occupational tenant or other occupier, Provided that save where the Landlord has not complied with its obligations in clauses 37.4, 37.5.1 or 37.5.2 (in which case such steps shall be at the cost of the Landlord), the Landlord shall not be required to take any such action unless the Tenant has first agreed in writing to indemnify the Landlord in respect of all liability in respect of such action including (without limitation) all costs which the Landlord may suffer or incur (and on a full indemnity basis);

37.5.6	save as set out in clauses 37.5.3 and 37.5.4 and provided the Landlord has complied with its obligation in clauses 37.4, 37.5.1 or 37.5.2, the Landlord’s liability to the Tenant pursuant to this clause 37.5 is limited to an obligation to account to the Tenant for any sum recovered from such tenants in respect of the Landlord’s obligations pursuant to clauses 37.5.1 or 37.5.2 (and not any sums recovered by the Landlord in respect of its own losses or costs from such tenants) after deduction of the Landlord pursuant 37.5.5.

37.6	Disputes

Any dispute arising out of the provisions of this clause 37 may be referred by any of the parties to the Independent Expert in accordance with clause 53.

38.	RELETTING NOTICES

The Tenant shall permit the Landlord, at all reasonable times during the last six (6) months of the Term (except where the Tenant is diligently pursuing an intention to renew this Lease and has not abandoned its right to such renewal), to enter the Premises and affix and retain, without interference, on any suitable parts of them (but not so as materially to disturb the Tenant’s use and occupation of the Premises for the Permitted Use or to materially affect the access of light or air to the Premises) notices for reletting them and the Tenant shall not remove or obscure such notices and shall permit all persons with the written authority of the Landlord to view the Premises at all reasonable hours in the daytime, upon prior appointment having been made and subject always to the persons so entering observing all requirements of the Tenant pursuant to clause 3.12.

39.	DISCLOSURE OF INFORMATION

Upon making any application or request in connection with the Premises or this Lease, the Tenant shall disclose to the Landlord such information as the Landlord may reasonably require in regard thereto.

40.	INDEMNITY

The Tenant shall keep the Landlord fully indemnified from and against all actions, proceedings, claims, demands, losses, costs, expenses, damages and liability arising in any way directly or indirectly out of any act (save where this Lease or any applicable law requires the Tenant to so act), omission (save where this Lease or any applicable law requires the Tenant to so omit to act) or neglect of the Tenant or any persons in the Premises expressly or impliedly with the Tenant’s authority (other than the Landlord and those claiming by, through or under the Landlord).

41.	REPRESENTATIONS

The Tenant acknowledges that this Lease has not been entered into in reliance wholly or partly on any statement or representation made by or on behalf of the Landlord except:-

41.1.1	Any statement or representation made in the Agreement for Lease;

41.1.2	Any statement or representation expressly set out in this Lease; and.

41.1.3	Any statement or representations made in replies to CPSE’s 1 and 3 given by the Landlord’s solicitors to the Tenant’s solicitors prior to the date of this Lease.

42.	NOTICES

42.1	Notices to Tenant or Guarantor

Any demand or notice required to be made, given to, or served on, the Tenant or the Guarantor under this Lease shall be duly and validly given or served if addressed to the Tenant and the Guarantor respectively and sent by pre-paid registered or recorded delivery mail, or sent by fax addressed (in the case of a company) to its registered office, or (in the case of an individual) its last known address, or to such address as the Tenant or the Guarantor may have notified to the Landlord for such purpose.

42.2	Notices to Landlord

Any notice required to be given to, or served on, the Landlord shall be duly and validly given or served if sent by pre-paid registered or recorded delivery mail, or sent by fax addressed to the Landlord at the address referred to above or such other address as shall be notified to the Tenant and any Guarantor in writing from time to time.

43.	EFFECT OF WAIVER

Each covenant by the Tenant shall remain in full force even though the Landlord may have waived or released it temporarily.

44.	APPLICABLE LAW AND JURISDICTION

This Lease shall be governed by and construed in all respects in accordance with the Laws of England and proceedings in connection therewith shall be subject (and the parties hereby submit) to the non-exclusive jurisdiction of the English Courts and for the purposes of Rule 6.5 and 6.15 of the Civil Procedure Rules 1999 and any other Rules thereof the Tenant and the Guarantor hereby irrevocably agree that any process may be served upon them in the name of the Tenant or the Guarantor (as the case may be) by leaving a copy addressed to each of them at the Premises or at such other address for service within England and Wales as may be notified in writing from time to time to the Landlord.

45.	INVALIDITY OF CERTAIN PROVISIONS

If any term of this Lease or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable the same shall be severable and the remainder of this Lease or the application of such term to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

46.	GUARANTOR’S COVENANTS

In consideration of this Lease having been granted at its request, the Guarantor covenants in the terms contained in Schedule 4.

47.	NEW TENANCY

This Lease constitutes a new tenancy for the purposes of the Landlord and Tenant (Covenants) Act 1995.

48.	THIRD PARTY RIGHTS

48.1	Exclusion of rights

A person who is not a party to this Lease has no right under that Act to enforce any term of this Lease but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

49.	CLOSURE OF TITLE AT LAND REGISTRY

49.1	Applications to close title and cancel notice

The Tenant covenants with the Landlord that immediately upon expiry or sooner determination of the Term, the Tenant shall:

49.1.1	submit applications to the Land Registry (together with any fees payable):

(a)	recording the determination of this Lease and requesting the closure of the title under which this Lease is registered; and

(b)	requesting cancellation of any notice in respect of this Lease which is registered against the Landlord’s title to the Premises.

49.1.2	use all reasonable endeavours to satisfy any requisitions raised by the Land Registry and to ensure that the applications referred to in clause 51.1.1 above are completed as soon as possible.

49.1.3	upon completion of each of the applications referred to in clause 51.1.1 above deliver to the Landlord a copy of the confirmation of such completion received from the Land Registry.

50.	DISPUTES

50.1	Appointment of the Independent Expert

The independent person for the purposes of resolving any disputes which may arise under clauses 3.1.2 or 37 shall be an independent person (the “Independent Expert”) who shall have been qualified in respect of the general subject matter of the dispute or difference for not less than ten (10) years and who shall be a specialist in relation to such subject matter appointed by agreement between the Landlord and the Tenant or (if within ten (10) Working Days the Landlord and the Tenant have been unable to agree) on the application of either of them by the President for the time being of the Royal Institution of Chartered Surveyors or any other person authorised by him to make appointments on his behalf.

50.2	Acting as an Expert

Any person appointed shall act as an expert in accordance with the following provisions:

50.2.1	his decision shall be final and binding upon the parties to this Agreement;

50.2.2	the Independent Expert shall consider (inter alia) any written representations made on behalf of the Landlord or the Tenant (if made within a specified period notified to them (such period to give them a reasonable period in which to collate its representation)) but shall not be bound thereby (but shall give reasons for his determination);

50.2.3	the Independent Expert shall if either the Landlord or the Tenant so requests hold hearings of any representations which the Landlord or the Tenant wish to present orally and shall permit such evidence to be cross examined provided that the Independent Expert shall be entitled to draw such inference as he or she may wish from any refusal or failure to give evidence or make representations;

50.2.4	the Independent Expert shall be entitled to seek expert advice in relation to the legal or other issue and the cost of so doing will form part of the costs of the Independent Expert and shall if he so requires be paid on account;

50.2.5	the Landlord and the Tenant shall procure that the Independent Expert shall give his decision as speedily as possible;

50.2.6	the cost of appointing the Independent Expert and his costs and disbursements in connection with his duties under this Agreement shall be shared between the parties to the dispute in such proportions as the Independent Expert shall determine or in the absence of such determination then equally between the Landlord and the Tenant; and

50.2.7	if the Independent Expert shall be or become unable to unwilling to act then the procedure hereinbefore contained for the appointment of an expert may be repeated as often as necessary until a decision is obtained.

50.3	If for any reason the foregoing mechanical provisions of his clause 50 shall completely fail (but not further or otherwise) the issue shall then be referred to arbitration by a single arbitrator in accordance with the Arbitration Act 1996 such party to be agreed between the Landlord and the Tenant or in the absence of agreement nominated by the persons referred to in clause 53.1 above.

IN WITNESS whereof this Deed has been executed by the Parties and is intended to be and is hereby delivered on the date first written above.

SCHEDULE 1

EXCEPTIONS AND RESERVATIONS

1.	There are excepted and reserved to the Landlord and the owners, tenants and occupiers of the Building and any Adjoining Property and all other persons authorised by the Landlord or having similar rights:-

1.1	the right to the passage, connection and running of (i) the Conduits; and (ii) the Utilities through any relevant Conduits which (in either case) are now, or may at any time be in, under, or over the Premises;

1.2	the right to install, retain and use ducting, trunking and associated louvres or extract systems through the Structure serving ventilation, plant and to intake and expel fumes through such ducting, trunking and associated equipment.

1.3	the right where necessary and where no other reasonable economic alternative exists to maintain connections or (if necessary) to connect:-

1.3.1	appropriate Conduits to any communication equipment provided for the use of the tenants of all Lettable Areas by the Landlord which are now or may be at any time in under or over the Premises;

1.3.2	to any sprinkler system which is now or may at any time be in under or over the Premises serving the Premises in common with other Lettable Areas;

1.3.3	to any fire alarm system within the Premises; and

1.3.4	to any soil and vent pipe and any associated drains and sewers which are now or may be in under or over the Premises and provided by the Landlord for use by occupiers of the Lettable Areas;

1.4	the right to enter the Premises in order to:-

1.4.1	inspect, clean, maintain, repair, connect, remove, lay, renew, relay, replace, alter or execute any works to, or in connection with, any of the Conduits or any other services;

1.4.2	execute repairs, decorations, alterations or any other works, and to make installations to the Premises, the Building, the Common Parts or to Phase I where access to the Premises is reasonably required and cannot be avoided for such purposes; or

1.4.3	do anything which the Landlord covenants to do under this Lease;

1.5	the right to erect scaffolding for the purpose of repairing or cleaning the Building, Phase I or any building now, or after the date of this Lease, erected on any Adjoining Property or in connection with the exercise of any of the rights mentioned in this Schedule even though such scaffolding may temporarily restrict the access of light to or may temporarily but not materially so restrict the access to, the access of air to or enjoyment or use of, the Premises Provided That the scaffolding shall be retained for as short a period as is reasonably practicable;

1.6	any rights of light, air, support, protection and shelter or other easements and rights now, or after the date of this Lease, belonging to, or enjoyed by, other parts of the Building or any Adjoining Property;

1.7	full right and liberty at any time after the date of this Lease to raise the height of, or make any alterations or additions or execute any other works to the Building or any buildings on any Adjoining Property, or to erect any new buildings of any height on any Adjoining Property, in such manner as the Landlord or the person exercising, the right shall think fit, and even though they may obstruct, affect or interfere with the amenity of, or access to, the Premises or the passage of light and air to the Premises, but not so that the Tenant’s use and occupation of them is materially affected;

1.8	the right:-

1.8.1	to build on to or into any boundary or party wall of the Premises;

1.8.2	to keep and maintain the footings for any intended party structure or party wall with such foundations for it as the Landlord may reasonably think necessary;

1.9	the right, in emergencies or during fire drills, to enter the Premises and use any designated escape route Provided That (unless required to do so in order to comply with any requirements of the fire or other regulatory authority or the insurers of the Building) the Landlord cannot alter the escape routes through the Premises from those described in the building handbook in place as at the date of this Lease without the approval of the Tenant (such approval not to be unreasonably withheld or delayed); and

1.10	the right to affix or display on any exterior part of the Building or in the Common Parts outside the Building any placard plate plaque obelisk tombstone sign bill board writing notice or advertisement and to erect any pipe wire aerial satellite dish mast or other apparatus whatsoever in or upon the Building or any part thereof and to place on the frontage of the Building name plates or fascia subject to any such item not blocking or materially adversely affecting the access of light or air to the Premises and being of a standard consistent with a first class office building in the City of London.

2.	Except as provided in this Lease, there are also excepted and reserved to the Landlord and, if a different entity, the owner of Phase I and all persons authorised by either of them the right to enter the Premises, where necessary and where no other reasonable economic alternative exists, in order to inspect, clean, maintain, repair, decorate, alter or carry out any other works to Phase I.

3.	Any rights or easements excepted and reserved in paragraph 1 over anything which is not in being at the date of this Lease shall be effective only in relation to any such thing which comes into being before the expiry of eighty (80) years from today, which shall be the perpetuity period applicable to this Lease.

SCHEDULE 2

RIGHTS GRANTED

1.	Subject to the Regulations (but not so that such rights shall be withdrawn or terminated) and to any temporary interruption for repairs, alterations or replacements, which are being carried out in accordance with the Landlord’s covenants contained in this Lease, the right for the Tenant and all persons expressly or by implication authorised by the Tenant (in common with the Landlord and all persons having a similar right):-

1.1	to use the Common Parts for all proper purposes in connection with the use and enjoyment of the Premises;

1.2	to use the passenger lifts in the Building for the purpose only of obtaining access to and egress from the Premises;

1.3	to have the exclusive use of the lavatories in the Common Parts on the fifth and, with effect from the Sixth Floor B Term Commencement Date, the sixth floors of the Building and the use (in common with the Landlord and all persons having a similar right) of the lavatories on the sixth floors of the Building;

2.	Subject to any temporary interruption for repairs, alterations or replacements, which are being carried out in accordance with the Landlord’s covenants contained in this Lease, the right (in common with the Landlord and all persons having a similar right) to the passage of any of the Utilities to and from the Premises through any relevant Conduits which are now or (within a period of 80 years after the date of this Lease) may be in, under, or over any other part of the Building, in each case so far as any of the same are necessary for the reasonable use and enjoyment of the Premises;

3.	The right of support and protection from all other parts of the Building as is now enjoyed by the Premises;

4.	The right to have: -

4.1	the name of the Tenant and any permitted undertenant of the Premises and the location of each floor of the Premises displayed in such manner and in such place (being no less prominent than that displayed by any other tenant or occupier) as the Landlord may reasonably designate in the main entrance hall of the Building; and

4.2	its name and logo displayed on a sign in the lift lobby of each floor of the Premises, the size and style of such name and logo being first approved by the Landlord (such approval not to be unreasonably withheld or delayed);

5.

The right to enter other parts of the Building where necessary and where such access cannot reasonably be avoided for the purposes of executing repairs, decorations, alterations (which the Tenant is permitted to carry out pursuant to this Lease) or other works to the Premises or installing, maintaining, repairing, renewing or replacing equipment or cabling or doing anything which it is required to do to comply with its obligations in this Lease Provided That where access is necessary to other parts of the Building which are demised to third parties such access shall be organised via the

Landlord and by it exercising the rights reserved to it out of such demise and shall be restricted to those parts of such premises necessary to enable the Tenant to have access to the Conduits for any purpose permitted by this Lease and shall also be subject to compliance by the Tenant with the provisions of clause 3.12, substituting “the Tenant” for “the Landlord” and “third parties” for “the Tenant” and “such premises” for “the Premises”;

6.	The right to install, affix, retain and where necessary replace an appropriate security system at the entrance or entrances to the Premises from the lift lobbies or other Common Parts and to have the right of access to such lift lobbies to carry out works necessary for the repair and maintenance of such systems;

7.	The right (in common with the Landlord and all persons having a similar right), in emergencies or during fire drills, to enter and use other parts of the Building designated by the Landlord as a means of escape;

8.	Subject to any existing or future regulations made by the Landlord (but not so that such right shall be withdrawn or terminated) and to any temporary interruption for repairs, alterations or replacements, the right for the Tenant and the occupiers and other bona fide users of the Premises to use for the parking of private motor cars and for no other purpose one (1) car parking space located in the area shown edged red on Plan numbered 7 Provided That if the Landlord shall wish to relocate the area designated on such Plan to another area within the Building then it shall be entitled to do so subject always to it providing to the Tenant reasonable evidence that it has the right to confer upon the Tenant the said car parking rights both for the unexpired residue of the Term (including any period of holding over) and upon renewal of the Lease pursuant to any statutory rights which the Tenant may have at the date of such relocation together with any necessary right of access to and egress from such car parking spaces;

9.	The right (in common with the Landlord and all persons having a similar right) to use that part of the Building so designated by the Landlord from time to time for the deposit of all rubbish and refuse in proper receptacles for collection by or on behalf of the local authority; and

10.	Subject to the Regulations (which may include an obligation on the Tenant to make a booking to use the delivery area, the loading bay or the goods lift), the right in common with the Landlord and all persons having a similar right, to use any delivery area, loading bay and goods lift within the Building for the purposes of loading and unloading and delivering goods and equipment to and from the Premises.

11.	The right, subject to obtaining the Landlord’s consent (not to be unreasonably withheld or delayed) to the size, appearance and location of the closed circuit television cameras and associated cables, pipes, wires and equipment, (in common with the Landlord and all persons having a similar right where only part of a floor of the Building forms part of the Premises) to install, affix, retain and where necessary replace closed circuit television cameras (with all ancillary cables, pipes, wires and equipment) in the lift lobbies of the floors of the Premises and to have the right of access to such lift lobbies to carry out works necessary for the repair and maintenance of such systems.

11.1	In this paragraph “equipment” means a satellite dish, an aerial for the purposes of receiving telecommunications signals, up to three condensers and (subject to paragraph 11.3 below) a back up power generator of up to 250 Kw maximum capacity, together with in each case all ancillary and associated cables and equipment for their use;

11.2	The right subject to the Tenant complying with the provisions of clause 14 and with all applicable Statutory Regulations:

11.2.1	to the exclusive use of such part or parts of the roof of the Building as the Landlord reasonably designates (or such alternative suitable location at the Building as the Landlord may require on reasonable notice and at the Landlord’s cost to relocate such equipment to), for the purpose of installing and maintaining, at its own cost and expense, the equipment, the method of installation and the size and type of the equipment first having been approved by the Landlord (such approval not to be unreasonably withheld or delayed); and

11.2.2	to install and maintain cabling between the equipment and the Premises, the method of installation of such cabling and the route of such cabling via the Conduits first having been approved by the Landlord (such approval not to be unreasonably withheld or delayed); and

11.2.3	to have access to the roof of the Building via the relevant Common Parts for the purposes of installing, maintaining, repairing, renewing and replacing the equipment and the cabling mentioned in paragraph 11.2.2.

11.3	If the Landlord notifies the Tenant within 3 weeks after the date of this Lease that the Landlord proposes to install a back up power generator on the roof of the Building of greater than 800Kw capacity (the “Back up Generator”) and provides to the Tenant with the notice a detailed specification for the Back up Generator and all ancillary and associated cables and equipment (together the “Generator Equipment”), an installation timetable and estimate of costs for the Tenant’s approval, the following provisions shall then apply:

11.3.1	the Tenant’s right to install such a generator pursuant to paragraph 11.1 shall be temporarily suspended until 1 July 2006;

11.3.2	the Tenant shall not unreasonably withhold or delay its approval of the specification;

11.3.3	once the specification for the Generator Equipment is approved, and subject to the Landlord obtaining any consents required under any applicable statutory requirements (which the Landlord shall use all reasonable endeavours to obtain as soon as reasonably practicable), the Landlord shall procure the installation of the Generator Equipment as soon as reasonably practicable; the installation to be carried out in a good and workmanlike manner and in accordance with the agreed specification, the consents and all statutory requirements and manufacturers’ recommendations;

11.3.4	the Landlord shall provide on completion of the installation of the Generator Equipment copies of all testing and commissioning certificates demonstrating that the Back up Generator can be safely operated and provides the power requirements specified in the specification agreed in accordance with this clause 11.3;

11.3.5	the Landlord shall provide as soon as reasonably practicable following the date of this Lease and in any event not later than 28 days following the date of any material appointment or material trade contract in relation to the design and installation of the Generator Equipment, collateral warranties from each designer or installer of the same; and

11.3.6	the Landlord shall allocate to the Tenant not less than 250Kw capacity from the Back up Generator and shall procure this allocation for the duration of the Term (or such greater allocation as the Tenant reasonably requests where the Back up Generator has additional unused capacity).

11.4	If the Generator Equipment is installed in accordance with 11.3.3 and fully functional by 1 July 2006 save where the delay is due to the default of the Tenet then:

11.4.1 the	Tenant shall following completion of the installation pay a proportion of the reasonable and proper costs incurred by or on behalf of the Landlord in relation to the design, approval and installation of the Generator Equipment, such proportion being the proportion of the capacity of the Back up Generator allocated to the Tenant as against the full capacity of the Back up Generator but such costs payable by the Tenant shall not exceed £275,000; and

11.4.2	the Tenant’s right to install a Back up Generator pursuant to paragraph 11.2 shall not apply.

12.	The right subject to compliance with all applicable Statutory Requirements to retain and use ducting trunking and associated louvres or extract system which are installed as part of the Tenant’s Works which are carried out pursuant to the Agreement for Lease which serve the ventilation plant within the Premises and to intake and expel fumes through such ducting trunking and associated equipment.

13.	The right, subject to compliance with all applicable Statutory Requirements to use the Fifth Floor Terrace as an open air seating area together with the right of access to the Fifth Floor Terrace from the Fifth Floor Premises in connection with such use, the Tenant keeping and yielding up such area in accordance with clauses 11 and 12 as if references in such clauses to the “Premises” included references to “the Fifth Floor Terrace”, and provided that the Tenant may not in the exercise of this right do or omit to do anything which would impact on the regular and safe access to and from and use of the cleaning cradle situated on the Fifth Floor external area.

SCHEDULE 3

USE RESTRICTIONS

1.	Dangerous materials and use of machinery

The Tenant shall not:-

1.1	bring into the Building or keep in the Premises any article or thing which is or may become combustible, dangerous, explosive, inflammable, offensive or radio-active, or which might increase the risk of fire or explosion, other than usual office supplies and equipment and reasonable quantities of oil required for the operation of any boiler, plant, machinery, equipment and apparatus which shall be stored in accordance with the requirements of any statute affecting the Premises and of any insurer of them;

1.2	keep or operate in the Premises any machinery which is unduly noisy or causes vibration, or which is likely to annoy or disturb any owner or occupier of the Building.

2.	Overloading floors and services

The Tenant shall not:-

2.1	overload the floors of the Premises or the Building nor suspend any excessive weight from any ceiling, roof, stanchion, structure or wall of the Building nor overload any Utility in or serving it;

2.2	do anything which may subject the Premises or the Building to any strain beyond that which they are designed to bear (with due margin for safety);

2.3	exceed the weight limits prescribed for any lift in the Building.

3.	Discharges into Conduits

The Tenant shall not discharge into any Conduit any oil or grease or any noxious or deleterious effluent or substance which may cause an obstruction or might be or become a source of danger, or which might damage any Conduit or the drainage system of the Building, the rainwater storage tank under the Building or any Adjoining Property.

4.	Disposal of refuse

The Tenant shall not deposit on any part of the Premises any refuse, rubbish or trade empties of any kind other than in proper receptacles, and shall not burn any refuse or rubbish on the Premises.

5.	Obstruction of Common Parts

The Tenant shall not do anything as a result of which the Common Parts or other area over which the Tenant may have rights of access or use may be damaged, or their fair use by others may be obstructed in any way and shall not park any vehicle on any road or open area forming part of the Building other than in any approved parking area.

6.	Prohibited uses

The Tenant shall not use or permit the use of the Premises for any public or political meeting, or public exhibition or public entertainment, show or spectacle; or for any dangerous, noisy, noxious or offensive business, occupation or trade; or for any illegal or immoral purpose; or for residential purposes; or for betting, gambling, gaming or wagering; or as a betting office; or as a club; or for the sale of any beer, wines or spirits except to the Tenant’s employees and visitors for consumption on the Premises and as ancillary to the Permitted Use; or for any auction (save for charitable purposes) or as an undertakers.

7.	Nuisance

The Tenant shall not:-

7.1	do anything in the Premises or the Building or the Common Parts which may be or become a nuisance, or which may cause annoyance, damage, disturbance or inconvenience to, the Landlord or any other tenant or occupier in the Building, Phase I or any owner or occupier of any Adjoining Property (in every case acting reasonably) which may be injurious to the amenity, character, tone or value of the Building;

7.2	play any musical instrument, or use any loudspeaker, radio, tape recorder, record or compact disc player or similar apparatus in such a manner as to be audible outside the Premises;

7.3	place outside the Premises or in the Common Parts or expose from any window of the Premises any articles, goods or things of any kind save as authorised by this Lease.

SCHEDULE 4

COVENANTS BY GUARANTOR

1.	Covenants and indemnity by Guarantor

The Guarantor:-

1.1	covenants with the Landlord, as a primary obligation, that the Tenant or the Guarantor shall, at all times during the Term (including any continuation or renewal or extension of this Lease), duly perform and observe all the covenants on the part of the Tenant contained in this Lease, including the payment of the Rents and all other sums payable under this Lease in the manner and at the times specified in this Lease; and

1.2	indemnifies, as a primary obligation, the Landlord against all claims, demands, losses, damages, liability, costs, fees and expenses whatsoever sustained by the Landlord by reason of or arising in any way directly or indirectly out of any default by the Tenant in the performance and observance of any of its obligations or the payment of any rent and other sums.

2.	Waiver by Guarantor

The Guarantor waives any right to require the Landlord to proceed against the Present Tenant or to pursue any other remedy whatsoever which may be available to the Landlord before proceeding against the Guarantor.

3.	Postponement of claims by Guarantor against Tenant

The Guarantor further covenants with the Landlord that the Guarantor shall:-

3.1	not claim in any liquidation, bankruptcy, composition or arrangement of the Tenant in competition with the Landlord and shall remit to the Landlord the proceeds of all judgments and all distributions it may receive from any liquidator, trustee in bankruptcy or supervisor of the Tenant;

3.2	hold for the benefit of the Landlord all security and rights the Guarantor may have over assets of the Tenant whilst any liabilities of the Tenant or the Guarantor to the Landlord remain outstanding; and

3.3	not exercise any right or remedy in respect of any amount paid or any liability incurred by the Guarantor in performing or discharging its obligations contained in this Schedule, or claim any contribution from any other guarantor.

4.	Postponement of participation by Guarantor in security

The Guarantor shall not be entitled to participate in any security held by the Landlord in respect of the Tenant’s obligations to the Landlord under this Lease or to stand in the place of the Landlord in respect of any such security until all the obligations of the Tenant or the Guarantor to the Landlord under this Lease have been performed or discharged.

5.	No release of Guarantor

None of the following, or any combination of them, shall release, determine, discharge or in any way lessen or affect the liability of the Guarantor as principal obligor under this Lease or otherwise prejudice or affect the right of the Landlord to recover from the Guarantor to the full extent of this guarantee:-

5.1	any neglect, delay or forbearance of the Landlord in endeavouring to obtain payment of the Rents or the amounts required to be paid by the Tenant or in enforcing the performance or observance of any of the obligations of the Tenant under this Lease;

5.2	any refusal by the Landlord to accept rent tendered by or on behalf of the Tenant at a time when the Landlord was entitled (or would after the service of a notice under Section 146 of the Law of Property Act 1925 have been entitled) to re-enter the Premises;

5.3	any extension of time given by the Landlord to the Tenant;

5.4	any reviews of the rent payable under this Lease and (subject to Section 18 of the 1995 Act) any variation of the terms of this Lease or the transfer of the Landlord’s reversion or the assignment of this Lease;

5.5	any change in the constitution, structure or powers of either the Tenant, the Guarantor or the Landlord or the liquidation, administration or bankruptcy or analogous matters (as the case may be) of either the Tenant or the Guarantor;

5.6	any legal limitation, or any immunity, disability or incapacity of the Tenant (whether or not known to the Landlord) or the fact that any dealings with the Landlord by the Tenant may be outside, or in excess of, the powers of the Tenant;

5.7	(without prejudice to the generality of the foregoing and so as to reflect the express intentions of the parties to this Lease) any other deed, act, omission, failure, matter or thing whatsoever as a result of which, but for this provision, the Guarantor would be exonerated either wholly or partly (other than a release executed and delivered as a deed by the Landlord).

6.	Disclaimer or forfeiture of Lease

6.1	The Guarantor further covenants with the Landlord that:-

6.1.1	if the Crown or a liquidator or trustee in bankruptcy or analogous person shall disclaim or surrender this Lease or take any analogous action; or

6.1.2	if this Lease shall be forfeited; or

6.1.3	if the Tenant for the time being shall cease to exist

the Guarantor shall, if the Landlord by notice in writing given to the Guarantor within three (3) months after the Landlord becomes aware of such disclaimer or other event so requires, accept from, and execute and deliver to, the Landlord a counterpart of a new lease of the Premises for a term commencing on the date of the disclaimer or other event and continuing for the residue then remaining unexpired of the Term, such new lease to be at the cost of the Guarantor and to be at the same Rents and subject to the same covenants and provisions as are contained in this Lease.

7.	Guarantor to pay sum equal to rents

If the Landlord shall not require the Guarantor to take a new lease pursuant to paragraph 6, the Guarantor shall nevertheless upon demand pay to the Landlord a sum equal to the Rents and other sums that would have been payable under this Lease but for the disclaimer or other event in respect of the period from and including the date of such disclaimer or other event until the expiration of three (3) months from such date or until the Landlord shall have granted a lease of the Premises to a third party (whichever shall occur first).

8.	Benefit of guarantee

This guarantee shall enure for the benefit of the successors and assigns of the Landlord under this Lease without the necessity for any assignment.

9.	Guarantor to join in Authorised Guarantee Agreement

The Guarantor covenants with the Landlord, and as a separate covenant with the Tenant, that the Guarantor will join in, and execute and deliver to the Landlord, any Deed which the Tenant (here meaning only the Tenant whose obligations hereunder were originally guaranteed by that Guarantor) is required to execute and deliver to the Landlord pursuant to clause 20.4, so as to give the covenants on the part of the Guarantor therein contained.

10.	Invalidity of certain provisions

If any term of this guarantee or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable the same shall be severable and the remainder of this guarantee or the application of such term to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this guarantee shall be valid and be enforced to the fullest extent permitted by law.

SCHEDULE 5

AUTHORISED GUARANTEE AGREEMENT TO BE GIVEN BY

Tenant pursuant to Clause 20.6

THIS DEED is made the                      day of                      20

BETWEEN:-

(1)	[ ] whose registered office is at [ ] (registered number: ) (the “Tenant”) [and]

(2)	[ ] whose registered office is at [ ] (registered number: ) (the “Landlord”) [and

(3)	[ ] whose registered office is at [ ] (registered number: ) (the “Guarantor”)]

WHEREAS:-

(A)	This Agreement is made pursuant to the lease briefly described in Schedule 1 (the “Lease”) which expression shall include (where the context so admits) all deeds and documents supplemental to the said lease (whether expressed to be so or not) relating to the Premises briefly described in Schedule 2 (the “Premises”).

(B)	The Tenant holds the Premises under the Lease and wishes to assign the Lease to the prospective assignee briefly described in Schedule 3 (the “Assignee”), and pursuant to the Lease the consent of the Landlord is required to such assignment (the “Assignment”) and such consent is given subject to a condition that the Tenant is to enter into a Deed in the form of this Deed and pursuant to paragraph 7 of Schedule 4 to the Lease the Guarantor has agreed to enter into this Deed.

NOW THIS DEED WITNESSES as follows:-

1.	Authorised Guarantee

Pursuant to the said condition the Tenant covenants with the Landlord that the Assignee or the Tenant shall, at all times during the period (the “Guarantee Period”) from the completion of the Assignment until the Assignee shall have ceased to be bound by the tenant covenants (which in this Deed shall have the meaning attributed thereto by section 28(1) of the Landlord and Tenant (Covenants) Act 1995 (the “1995 Act”)) contained in the Lease (including the payment of the rents and all other sums payable under the Lease in the manner and at the times specified in the Lease), duly perform and observe the tenant covenants.

2.	Tenant’s liability

2.1	The Tenant agrees that the Landlord, in the enforcement of its rights under this Deed, may proceed against the Tenant as if the Tenant were the sole or principal debtor in respect of the tenant covenant in question.

2.2	Notwithstanding the termination of the Guarantee Period the Tenant shall remain liable under this Deed in respect of any liabilities which may have accrued prior to such termination.

2.3	The Tenant shall be liable under this Deed for any costs and expenses incurred by the Landlord in enforcing the Tenant’s obligations hereunder.

3.	Disclaimer of Lease

The Tenant further covenants with the Landlord that if the Crown or a liquidator or trustee in bankruptcy shall disclaim the Lease during the Guarantee Period the Tenant shall, if the Landlord by notice in writing given to the Tenant within three (3) months after such disclaimer so requires, accept from, and execute and deliver to, the Landlord a counterpart of a new lease of the Premises for a term commencing on the date of the disclaimer and continuing for the residue then remaining unexpired of the term of the Lease such new lease to be at the same rents and subject to the same covenants and provisions as are contained in the Lease.

4.	Supplementary provisions

By way of provision incidental or supplementary to clauses 1, 2 and 3 hereof:-

4.1	Postponement of claims by Tenant

The Tenant further covenants with the Landlord that the Tenant shall:-

4.1.1	not claim in any liquidation, bankruptcy, composition or arrangement of the Assignee in competition with the Landlord and shall remit to the Landlord the proceeds of all judgments and all distributions it may receive from any liquidator, trustee in bankruptcy or supervisor of the Assignee;

4.1.2	hold for the benefit of the Landlord all security and rights the Tenant may have over assets of the Assignee whilst any liabilities of the Tenant or the Assignee to the Landlord remain outstanding; and

4.1.3	not exercise any right or remedy in respect of any amount paid or any liability incurred by the Tenant in performing or discharging its obligations contained in this Deed, or claim any contribution from any other guarantor.

4.2	Postponement of participation by Tenant in security

The Tenant shall not be entitled to participate in any security held by the Landlord in respect of the Assignee’s obligations to the Landlord under the Lease or to stand in the place of the Landlord in respect of any such security until all the obligations of the Tenant or the Assignee to the Landlord under the Lease have been performed or discharged.

4.3	No release of Tenant

None of the following, or any combination of them, shall release, determine, discharge or in any way lessen or affect the liability of the Tenant as principal obligor under this Deed or otherwise prejudice or affect the right of the Landlord to recover from the Tenant to the full extent of this guarantee:-

4.3.1	any neglect, delay or forbearance of the Landlord in endeavouring to obtain payment of any rents or other amounts required to be paid by the Assignee or in enforcing the performance or observance of any of the obligations of the Assignee under the Lease;

4.3.2	any refusal by the Landlord to accept rent tendered by or on behalf of the Assignee at a time when the Landlord was entitled (or would after the service of a notice under Section 146 of the Law of Property Act 1925 have been entitled) to re-enter the Premises;

4.3.3	any extension of time given by the Landlord to the Assignee;

4.3.4	any reviews of the rent payable under the Lease or the transfer of the Landlord’s reversion;

4.3.5	any change in the constitution, structure or powers of the Tenant, the Tenant, the Assignee or the Landlord or the liquidation, administration or bankruptcy (as the case may be) of either the Tenant, the Tenant or the Assignee;

4.3.6	any legal limitation, or any immunity, disability or incapacity of the Assignee (whether or not known to the Landlord) or the fact that any dealings with the Landlord by the Assignee may be outside, or in excess of, the powers of the Assignee;

4.3.7	any other deed, act, omission, failure, matter or thing whatsoever as a result of which, but for this provision, the Tenant would be exonerated either wholly or partly (other than a release executed and delivered as a deed by the Landlord (or, where applicable, the Landlord) or a release effected by virtue of the 1995 Act).

4.4	Costs of new lease

The Landlord’s reasonable costs in connection with any new lease granted pursuant to clause 3 of this Deed shall be borne by the Tenant and paid to the Landlord (together with Value Added Tax thereon if not recoverable by the Landlord) upon completion of such new lease.

5.	Severability

The parties intend that this agreement be an authorised guarantee agreement in accordance with Section 16 of the 1995 Act and if and to the extent that any provisions do not comply with the requirements of the 1995 Act the relevant non-complying provisions (but only such part) shall be deemed to be omitted from this Agreement.

6.	Guarantee

6.1	Covenant and indemnity by Guarantor

The Guarantor:-

6.1.1	covenants with the Landlord as a primary obligation that the Tenant or the Guarantor shall, so long as the Tenant shall be liable for performance and observance of the same, duly perform and observe all the covenants on the part of the Tenant contained in this Deed; and

6.1.2	indemnifies the Landlord against all claims, demands, losses, damages, liability, costs, fees and expenses whatsoever sustained by the Landlord by reason of or arising in any way directly or indirectly out of any default by the Tenant in the performance and observance of any of such obligations (including but without limitation any costs and expenses incurred by the Landlord in enforcing the Tenant’s and/or the Guarantor’s obligations hereunder).

6.2	Postponement of claims by Guarantor against Tenant

The Guarantor further covenants with the Landlord that the Guarantor shall:-

6.2.1	not claim in any liquidation, bankruptcy, composition or arrangement of the Tenant in competition with the Landlord and shall remit to the Landlord the proceeds of all judgments and all distributions it may receive from any liquidator, trustee in bankruptcy or supervisor of the Tenant;

6.2.2	hold for the benefit of the Landlord all security and rights the Guarantor may have over assets of the Tenant whilst any liabilities of the Tenant or the Guarantor to the Landlord remain outstanding; and

6.2.3	not exercise any right or remedy in respect of any amount paid or any liability incurred by the Guarantor in performing or discharging its obligations contained in this Deed, or claim any contribution from any other guarantor.

6.3	Postponement of participation by Guarantor in security

The Guarantor shall not be entitled to participate in any security held by the Landlord in respect of the Tenant’s obligations to the Landlord under this Deed or to stand in the place of the Landlord in respect of any such security until all the obligations of the Tenant or the Guarantor to the Landlord under this Deed have been performed or discharged.

6.4	No release of Guarantor

None of the following, or any combination of them, shall release, determine, discharge or in any way lessen or affect the liability of the Guarantor under this Deed or otherwise prejudice or affect the right of the Landlord or of the Landlord to recover from the Guarantor to the full extent of this guarantee:-

6.4.1	any neglect, delay or forbearance of the Landlord or the Landlord in endeavouring to obtain payment of the Rents or the amounts required to be paid by the Tenant or the Assignee or in enforcing the performance or observance of any of the obligations of the Tenant under this Deed;

6.4.2	any refusal by the Landlord to accept rent tendered by or on behalf of the Tenant or the Assignee at a time when the Landlord was entitled (or would after the service of a notice under Section 146 of the Law of Property Act 1925 have been entitled) to re-enter the Premises;

6.4.3	any extension of time given by the Landlord to the Tenant or by the Tenant or the Landlord to the Assignee;

6.4.4	any reviews of the rent payable under the Lease and (subject to Section 18 of the 1995 Act) or the transfer of the Landlord’s reversion;

6.4.5	any change in the constitution, structure or powers of the Tenant, the Assignee, the Guarantor or the Landlord or the liquidation, administration or bankruptcy (as the case may be) of either the Tenant, the Assignee or the Guarantor;

6.4.6	any legal limitation, or any immunity, disability or incapacity of the Tenant or the fact that any dealings with the Landlord by the Tenant may be outside, or in excess of, the powers of the Tenant;

6.4.7	any other deed, act, omission, failure, matter or thing whatsoever as a result of which, but for this provision, the Guarantor would be exonerated either wholly or partly (other than a release executed and delivered as a deed by the Landlord or a release effected by virtue of the 1995 Act).

7.	Guarantor to join in new Lease

If the Tenant shall be required to take up a new lease pursuant to clause 3 of this Deed, the Guarantor shall join in, and execute and deliver to the Landlord a counterpart of, such new lease in order to guarantee the obligations of the Tenant thereunder in the terms of Schedule 4 to the Lease.

IN WITNESS whereof this deed has been executed by the Tenant and the Guarantor and is intended to be and is hereby delivered on the date first above written.

SCHEDULE 1

The Lease

Date:

Parties:

SCHEDULE 2

The Premises

SCHEDULE 3

The Assignee

Name:

Registered Office:

Registered Number:

SCHEDULE 6

DEEDS AND DOCUMENTS CONTAINING MATTERS

TO WHICH THE PREMISES ARE SUBJECT

1.	All those matters contained or referred to in the Property and Charges Registers of Title Number EGL430478 (save for financial charges) and any matters existing at the date of the Agreement for Lease which were capable of being so registered and had been disclosed to the Tenant prior to the date of the Agreement for Lease.

2.	Deed of Planning Obligation relating to 9 Appold Street, 62-90 Worship Street, 11-16 Snowden Street, 9-12 and 14 Vandy Street and 7 Finsbury Market and Part of 8 Finsbury Market and Alabaster Buildings Appold Street EC2 dated 14 August 2001 and made between (1) The Mayor and Burgesses of the London Borough of Hackney (2) Broadgate West T3 Limited and Broadgate West T4 Limited and (3) Bayerische Hypo-und Vereinsbank Aktiengesellschaft, London Branch.

3.	Deed dated 4 March 1998 relating to rights to light made between Broadgate West T1 Limited and Broadgate West T2 Limited (1) and London Electricity plc (2).

4.	Sale Agreement dated 23 June 1998 made between Tabley Limited and Laurel Brook II Limited (1) and Broadgate West T1 Limited and Broadgate West T2 Limited (2).

5.	Deed dated 20 October 1998 relating to rights to light made between Broadgate West T1 Limited and Broadgate West T2 Limited (1) and London Electricity plc (2).

6.	Deed dated 8 September 1999 relating to rights to light made between Broadgate West T1 Limited and Broadgate West T2 Limited (1) and London Electricity plc (2).

SCHEDULE 7

ITEMS OF EXPENDITURE AS REFERRED TO IN CLAUSE 32

1.	Repairs and maintenance

1.1	Repairing, maintaining, decorating and (where appropriate) cleaning, lighting, heating, servicing and (as and when necessary) altering, reinstating, renewing or rebuilding each part of the Retained Parts; and

1.2	Carpeting, furnishing and equipping the Retained Parts as the Landlord may determine, including providing floral decorations, desks, tables, chairs and other fixtures and fittings in the main entrance halls and lift lobby areas;

2.	Plant and machinery

Providing, maintaining, repairing, operating, inspecting, servicing, cleaning, lighting and (as and when necessary) renewing or replacing any plant, machinery, apparatus and equipment in the Retained Parts, including:-

(i)	the Conduits (insofar as the same do not exclusively serve and form part of any other demised part of the Building or part of the Building intended to be demised to an occupational tenant)

(ii)	any pipes and associated drains or sewers provided by the Landlord within the Building or the Retained Parts for the use of the Premises in common with other Lettable Areas; and

(iii)	any boiler and items relating to the ventilation, heating, air conditioning and hot and cold water systems, any lift, lift shaft and lift motor room,

together with in each case any fuel and electricity for them and any necessary maintenance contracts (to include a 24 hour call out service for dealing with any emergencies relating to plant and machinery in the Building) in respect of them.

3.	Security and emergency systems

3.1	Providing, maintaining, repairing, operating, inspecting, servicing, cleaning and (as and when necessary) renewing or replacing any security or emergency systems for the Building, including alarm systems, internal telephone systems, closed circuit television systems, generators, emergency lighting, fire detection or prevention systems, sprinkler systems, any fire escapes for the Building and fire fighting and fire prevention equipment and appliances (other than those for which a tenant is responsible) and any traffic barriers, car park and traffic control and external security systems which may include including the Building within the Broadgate Estate security net, such that the external perimeter of the Building is inspected by the Broadgate Estate Security Patrol.

4.	Staff

Providing staff (including such direct or indirect labour as the Landlord considers appropriate having regard to prevailing estate management practice) for the day-to-day running of the installations and plant in, and the provision of other services to, the

Building and for its general management, operation and security and all other incidental expenditure, including:-

4.1	insurance, health, pension, welfare, severance and other payments, contributions and premiums;

4.2	providing uniforms, working clothes, tools, appliances, materials and equipment (including telephones) for the proper performance of the duties of any such staff;

4.3	providing, maintaining, repairing, decorating and lighting any accommodation and facilities for staff, including any residential accommodation in the Building for staff employed in the Building, and any rates, gas or electricity charges in respect of it, and any actual or notional rent for such accommodation.

5.	Signs etc.

Providing, maintaining and renewing name boards and signs in the main entrance halls, lift lobby areas and any other parts of the Building, and any directional signs and fire regulation notices and any flags, flag poles, television and radio aerials and satellite dishes.

6.	Refuse

Providing, and (when necessary) renewing or replacing any paladins, compactors or other receptacles for refuse for the Building and the cost of collecting, storing and disposing of refuse.

7.	Landscaping

Providing, and maintaining floodlighting and any plants, shrubs, trees or garden or grassed areas in the Retained Parts.

8.	Windows

The cost of cleaning the exterior and the interior of all windows and window frames in the Retained Parts and of providing and maintaining cradles runways and carriages in connection with such cleaning.

9.	Miscellaneous items

9.1	Leasing or hiring any of the items referred to in this Schedule.

10.	Insurance

10.1	Periodic valuations of the Building for insurance purposes but not more than once in every three years after the second year of the Term.

10.2	Works required to the Building in order to satisfy the requirements of any insurer of the Building.

10.3	Any amount which may be deducted or disallowed by any insurer of the Building under any excess provision which is customary for similar policies in the London insurance market in the insurance policy on settlement of any claim by the Landlord.

11.	Common facilities

Making, laying, repairing, maintaining, rebuilding, decorating, cleaning and lighting (as the case may require) any roads, ways, forecourts, passages, pavements, party walls or fences, party structures, Conduits or other conveniences and easements whatsoever which may belong to, or be capable of being used or enjoyed by, the Building in common with Phase I or any Adjoining Property.

12.	Outgoings

12.1	All existing or future rates (including water rates) taxes, duties, charges, assessments, impositions and outgoings whatsoever (whether parliamentary, parochial, local or of any other description and whether or not of a capital or non-recurring nature or of a wholly novel character) payable by the Landlord in respect of the Retained Parts or any part of them.

12.2	The cost of supplying water (to the extent not covered under paragraph 12.1 above), electricity, gas and other services to the Retained Parts.

13.	Statutory requirements

Carrying out any works to the Building required to comply with any statute (other than works for which any tenant or occupier is responsible).

14.	Other requirements

Complying with any deeds or documents relating to the Building which affect the management and running of the Building and its use and occupation by the Tenant and other occupiers.

15.	Representations

Taking any steps considered desirable or expedient by the Landlord (acting reasonably) for complying with, making representations against, or otherwise contesting liability under, any statute concerning town planning, public health, highways, streets, drainage which relate to the Building or affect the management and running of the Building and any other matters relating or alleged to relate to the Building or the management and running of the Building or any part of it for which any tenant is not directly responsible if any vacant areas designed for letting to occupational tenants had been let on terms relating to the dealing with such matters similar to such terms of this Lease.

16.	Management

16.1

The proper and reasonable fees, costs, expenses and disbursements of the Surveyor or any other person employed or retained by the Landlord for, or in connection with, surveying and accounting functions (including any such fees, costs, expenses and disbursements incurred in relation to having the Service Charge independently audited), the performance of the services and any other duties in and about the Building or any part of it, and relating to the general management, administration, security, maintenance, protection and cleanliness of the Building; and

16.2	The proper and reasonable fees and expenses of the Landlord or a Group Company of the Landlord in connection with the management of the Building and any of the functions and duties referred to in paragraph 16.1 that may be undertaken by the Landlord or that Group Company, such fees and expenses to include overheads and profits commensurate with current market practice of property companies providing management services Provided that the level and amount of any fees or charges incurred pursuant to this clause 16 shall not exceed those customarily payable in the market from time to time and shall in any event not exceed 10% of the total cost (exclusive of value Added Tax) of providing the other services referred to in clause 31.1.

17.	Generally

Any other reasonable costs and expenses which the Landlord properly incurs in providing such other services and in carrying out such other works as the Landlord may, acting in the interests of good estate management consider desirable or necessary for the benefit of the Building or any part of it or the tenants or occupiers of it, or for securing or enhancing any amenity of, or within, the Building for the common benefit of tenants or occupiers.

18.	Value Added Tax

Value Added Tax chargeable in respect of the supply or supplies for which any item of expenditure referred to in this Schedule is in whole or part the consideration for VAT purposes save to the extent that the Landlord is entitled to credit or repayment from HM Revenue & Customs in respect of such Value Added Tax.

SCHEDULE 8

CONSTRUCTION WARRANTORS

Part A

Base Building Warrantors

Bovis Lend Lease Limited

Skidmore, Owings Merrill, Inc.

Hilson Moran Partnership Limited

Ove Arup & Partners Consulting Engineers PC

PIP Electrics Limited

William Hare Limited

Antamex International Inc

Mitie Engineering Services (London) Limited

ThyssenKrupp Elevator UK Limited

Bachy Soletanche Limited

Part B

Category A Warrantors

In relation to the Fifth Floor Premises:

Skidmore, Owings & Merrill, Inc.

Hilson Moran Partnership Limited

PIP Electrics Limited

Defensor Fire Detection Systems Limited

Kingspan Access Floors Limited

Mitie Engineering Services Limited

In relation to the Sixth Floor B Premises and the Seventh Floor Premises the:

Architect

Mechanical and Electrical Services Design Consultants and Contractors

Fire Alarm System Contractor

Raised Floor Contractor

Executed as a deed by	)
BROADGATE WEST T5 LIMITED	)
acting by	) /s/ Peter Marano
) Authorised Signatory

Executed as a deed by	)
BROADGATE WEST T6 LIMITED	)
acting by	) /s/ Peter Marano
) Authorised Signatory

Executed as a deed by	)
FACTSET EUROPE LIMITED	)
acting by	) /s/ Scott Beyer
) Director

) /s/ Rachel Stern
) Director/Secretary

Executed as a deed by	)
FACTSET RESEARCH SYSTEMS	)
INC. acting by	) /s/ Peter G. Walsh
) Authorised Signatory

ANNEXURE 1

CATEGORY A SPECIFICATION

ANNEXURE 2

DECENNIAL INSURANCE